Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MERCK SHARP & DOHME CORP.

ASTROS MERGER SUB, INC.

and

ACCELERON PHARMA INC.

Dated as of September 29, 2021

Section 9.10.	Performance Guaranty	78
Section 9.11.	Jurisdiction; Waiver of Jury Trial	78
Section 9.12.	Service of Process	79
Section 9.13.	Specific Performance	79
Section 9.14.	Remedies	79
Section 9.15.	Interpretation	79

Annexes
Annex I	Conditions to the Offer
Annex II	Certificate of Incorporation
Annex III	Bylaws
Annex IV	Antitrust Laws

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 29, 2021 (this “Agreement”), among Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), Astros Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and Acceleron Pharma Inc., a Delaware corporation (the “Company”).

WHEREAS, the boards of directors of Parent, Purchaser and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement and, accordingly, Purchaser has agreed to commence a tender offer (as it may be amended, modified or extended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and, collectively, “Shares”), for $180.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of this Agreement, the “Offer Price”);

WHEREAS, as soon as practicable following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder, (iv) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (v) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the boards of directors of Parent and Purchaser each have, on the terms and subject to the conditions set forth herein, approved this Agreement and the Contemplated Transactions, including the Offer and the Merger, and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement; and

WHEREAS, Parent, as sole stockholder of Purchaser, will adopt this Agreement immediately following its execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Article I
THE OFFER

Section 1.1.        The Offer.

(a)        (i) Provided that (x) this Agreement shall not have been terminated in accordance with Article VIII, (y) the Company has timely provided any information required to be provided by it pursuant to Sections 1.1(b) and 1.3 and (z) the Company is prepared in accordance with Section 1.2(a) to file with the Securities and Exchange Commission (“SEC”), and to disseminate to the holders of Shares, the Schedule 14D-9 on the same date as Purchaser commences the Offer, Purchaser shall, as promptly as practicable after the date of this Agreement, but in no event later than the tenth (10th) day (other than Saturday or Sunday) on which banks are open in New York, New York (each such day, a “Business Day”) following the date of this Agreement and, without the consent of the Company, not to be unreasonably withheld, conditioned or delayed, in no event earlier than the tenth (10th) Business Day following the date of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase for cash any (subject to the Minimum Tender Condition) and all Shares at the Offer Price. The obligation of Purchaser to accept for payment and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction or waiver (to the extent permitted hereunder) of those conditions set forth in Annex I (the “Offer Conditions”). Unless extended in accordance with Section 1.1(a)(ii), the Offer will expire at one (1) minute after 11:59 p.m. Eastern Time on the twentieth (20th) Business Day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following (and including the day of) the commencement of the Offer (the “Initial Expiration Date”), or, if the Offer has been extended in accordance with Section 1.1(a)(ii), at the time and date to which the Offer has been so extended (the Initial Expiration Date, and/or such later time and date to which the Offer has been extended in accordance with Section 1.1(a)(ii), the “Expiration Date”). Purchaser expressly reserves the right at any time, or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price, except that, without the prior written consent of the Company, Purchaser may not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend, modify, or waive the Minimum Tender Condition, (D) impose conditions on the Offer in addition to the Offer Conditions, (E) amend or modify the Offer Conditions in a manner adverse to the holders of Shares or (F) extend the Expiration Date of the Offer except as required or permitted by Section 1.1(a)(ii).

(ii)            Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser shall accept for purchase and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”). Purchaser shall not permit holders of Shares to tender Shares pursuant to the Offer pursuant to guaranteed delivery procedures. Purchaser (A) shall extend the Offer for one (1) or more periods of time in consecutive increments of up to ten (10) Business Days (or such other period of time agreed by Parent and the Company) per extension if at any scheduled Expiration Date any Offer Condition is not satisfied and has not been waived (to the extent permitted hereunder) and (B) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or The Nasdaq Global Market (“Nasdaq”) applicable to the Offer; provided, that, Purchaser shall not be required to, and Purchaser shall not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

(b)            On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC, in accordance with Rule 14d-2 of the Exchange Act, a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that includes as exhibits the offer to purchase and related letter of transmittal, summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and shall disseminate or cause the dissemination of the Offer Documents to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company shall furnish promptly to Parent and Purchaser all information reasonably requested by Parent and Purchaser concerning the Company, its Subsidiaries and holders of Shares or required by applicable federal securities Laws to be set forth in the Offer Documents. Except with respect to any amendments filed in connection with an Acquisition Proposal or a Change of Board Recommendation, Parent and Purchaser shall afford the Company a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser shall (i) promptly provide the Company and its counsel with a copy of any written comments (and a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto and (iii) promptly provide the Company with copies of any written responses to any such comments, except, in each case, with respect to comments related to an Acquisition Proposal or in connection with a Change of Board Recommendation. Each of Parent, Purchaser and the Company shall promptly correct (x) any information provided by it for use in the Offer Documents if and to the extent that it has become aware that such information has become false or misleading in any material respect and (y) any material omissions therefrom. Parent and Purchaser shall take all steps necessary to cause the Offer Documents as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

(c)            Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(d)            Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser shall terminate the Offer promptly (and in any event within twenty-four (24) hours of such termination of this Agreement pursuant to Article VIII), and Purchaser shall not acquire any Shares pursuant to the Offer. If the Offer is terminated by Purchaser, or if this Agreement is terminated pursuant to Article VIII prior to the acquisition of Shares in the Offer, Purchaser shall promptly (and in any event within two (2) Business Days of such termination) return, and shall cause any depositary or other agent acting on behalf of Purchaser to return, in accordance with applicable Law, all Shares tendered into the Offer to the registered holders thereof.

(e)            The (i) Offer Price and (ii) Merger Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date of this Agreement and prior to (A) the payment by Purchaser for Shares validly tendered and not validly withdrawn in connection with the Offer (with respect to the Offer Price) or (B) the Effective Time (with respect to the Merger Consideration); provided, however, that, nothing in this Section 1.1(e) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 1.2.            Company Consent; Schedule 14D-9.

(a)            On the date of the filing of the Offer Documents, the Company shall file, concurrently with or promptly following the filing of the Schedule TO, with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to the conditions set forth herein, the Company Board Recommendation and the fairness opinions delivered by J.P. Morgan Securities LLC and Centerview Partners LLC. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act. The Company shall include in the Schedule 14D-9 the information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL. The Company shall establish the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL; provided, that, such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and, absent a Change of Board Recommendation, to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. The Company, absent a Change of Board Recommendation, shall promptly disseminate a copy of the Schedule 14D-9 to the holders of Shares. Parent and Purchaser shall furnish promptly to the Company all information concerning Parent and Purchaser reasonably requested by the Company or required by applicable federal securities Laws to be set forth in the Schedule 14D-9. Except with respect to any amendments filed in connection with an Acquisition Proposal or a Change of Board Recommendation, Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company shall (i) promptly provide Parent, Purchaser and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with Parent and Purchaser regarding any such comments prior to responding thereto and (iii) promptly provide Parent and Purchaser with copies of any responses to any such comments, in each case, except with respect to comments related to an Acquisition Proposal or in connection with a Change of Board Recommendation. Each of the Company, Parent and Purchaser shall promptly correct (x) any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become aware that such information has become false or misleading in any material respect and (y) any material omissions therefrom. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

Section 1.3.         Stockholder Lists. In connection with the Offer, promptly after the date of this Agreement, the Company shall cause its transfer agent to promptly furnish Parent and Purchaser with mailing labels, security position listings and computer files containing the names and addresses of the record holders of the Shares as of a recent practicable date (such date, the “Stockholder List Date”), and the Company shall furnish or cause to be furnished to Parent and Purchaser such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Purchaser shall hold and use all information and documents provided to it under this Section 1.3 in accordance with the letter agreement regarding confidentiality, by and between Parent and the Company, dated August 17, 2021 (as amended or waived, the “Confidentiality Agreement”).

Article II
THE MERGER

Section 2.1.         The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2.         Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251 of the DGCL), the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, as soon as practicable following consummation of the Offer, but in no event later than the first (1st) Business Day, after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3.          Effects of the Merger. The Merger will have the effects set forth herein and in the DGCL.

Section 2.4.         Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)            At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex II, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)            At the Effective Time, and without any further action on the part of the Company or Purchaser, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex III, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5.          Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified. The Company shall use reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to resign from the Company Board, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

Section 2.6.         Merger Without a Vote of Stockholders. The Merger will be governed by Section 251(h) of the DGCL. The parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 3.1.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a)            each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 3.4;

(b)            each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto;

(c)            each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation; and

(d)            each Dissenting Share immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and shall cease to exist, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 3.3.

Section 3.2.         Treatment of Equity Awards.

(a)            Prior to the Effective Time, the Company Board (or, if appropriate, the committee administering a Company Equity Plan or the Company’s 2013 Employee Stock Purchase Plan (the “Company ESPP”), as applicable) shall adopt such resolutions as are required to approve the transactions contemplated by this Section 3.2. The Company shall provide, prior to the Closing, copies of all such resolutions to Parent (the form and substance of which shall be subject to reasonable review and comment by Parent).

(b)            Each option to purchase Shares granted under a Company Equity Plan (each such option, a “Company Stock Option”), and each Company RSU and Company PSU (the Company RSUs and the Company PSUs, collectively, “Company Equity Awards”) that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other condition, will vest in full at the Effective Time, with any performance condition deemed achieved at maximum levels.

(c)            As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable tax withholdings pursuant to Section 3.6) equal to the product of (x) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option; provided, that, no holder of a Company Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price shall be entitled to any payment with respect to such cancelled Company Stock Option. From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payments, if any, contemplated by this Section 3.2(c).

(d)            As of the Effective Time, each Company Equity Award that is outstanding immediately prior to the Effective Time will be cancelled, and the holder of such cancelled Company Equity Award will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable tax withholdings pursuant to Section 3.6) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company Equity Award immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to Company PSUs) multiplied by (y) the Offer Price. From and after the Effective Time, each Company Equity Award shall only entitle such holder to the payments contemplated by this Section 3.2(d).

(e)            As of the Effective Time, all Company Equity Plans shall be terminated, effective as of and contingent upon the occurrence of the Closing, and no further Company Stock Options, Company Equity Awards, equity interests or other rights with respect to Shares shall be granted thereunder from or after the Effective Time.

(f)            Subject to Section 3.6, Parent shall make (or cause the Surviving Corporation to make) all payments to former holders of Company Stock Options and Company Equity Awards required under this Section 3.2 as promptly as practicable after the Effective Time, and, shall use its commercially reasonable efforts to do so no later than three (3) Business Days after the Effective Time.

(g)           The Company, the Company Board or the compensation committee thereof, as applicable, shall continue to operate the Company ESPP in accordance with its terms and past practice for the Option Period (as defined in the Company ESPP) in effect on the date of this Agreement (“Current Purchase Period”); provided, that, from and after the date hereof, no new participants shall be permitted to participate in the Company ESPP and participants shall not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement. If the Effective Time is expected to occur prior to the end of the Current Purchase Period, the Company, the Company Board or the compensation committee thereof, as applicable, shall take action to provide for an earlier exercise date for the Current Purchase Period (such earlier date, the “Early ESPP Exercise Date”). The Early ESPP Exercise Date will be as close to the Effective Time as is administratively practicable, but no later than the day immediately prior to the Effective Time. The Company, the Company Board or the compensation committee thereof, as applicable, may continue the Current Purchase Period in accordance with this Section 3.2 but shall not commence any Option Period (as defined in the Company ESPP) after the date hereof, unless and until this Agreement is terminated, and shall terminate the Company ESPP as of the Effective Time.

Section 3.3.            Dissenting Shares.

(a)            Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or effectively withdraws or otherwise loses his, her, or its right to appraisal. From and after the Effective Time, a holder of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL, and such Shares shall no longer exist. A holder of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder effectively withdraws or loses his, her, or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon pursuant to Section 3.1.

(b)            The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 3.4.            Surrender of Shares.

(a)            At or immediately following the Acceptance Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the benefit of the holders of Shares (other than any Shares described in Section 3.1(b) and any Dissenting Shares), cash in an amount sufficient to pay the aggregate Offer Price (calculated for the purposes of this Section 3.4(a) assuming that all outstanding Shares are tendered into the Offer), and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 3.4(b) and Section 3.4(c). Such cash may be invested by the Paying Agent as directed by Parent; provided (i) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Article III and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Offer Price, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 3.4(b) and Section 3.4(c). The aggregate Offer Price as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 3.4(b) and Section 3.4(c), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(b)            Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”), which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of such Certificate to the Paying Agent or effective affidavits in lieu thereof in accordance with Section 3.4(f) and will have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, and such other documents as may be reasonably required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered will be cancelled. No interest shall be paid or shall accrue on cash payable to holders of Certificates pursuant to this Article III. Until surrendered as contemplated by this Section 3.4(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c)            No holder of record of a book-entry share (“Book-Entry Share”), which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 3.1(a) in the right to receive the Merger Consideration, shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange therefor, the Merger Consideration for each Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be cancelled. No interest shall be paid or shall accrue on cash payable to holders of Book-Entry Shares pursuant to this Article III. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(d)            At any time following the date that is six (6) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share, only as general creditors thereof and without any interest thereon. Subject to Section 3.7, the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Purchaser, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration, or any cash that was held by the Paying Agent pursuant to this Section 3.4, that was delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(e)            The Merger Consideration paid upon the surrender or exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or book entries and, from and after the Effective Time, the stock transfer books of the Company will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article VIII.

(f)            In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate, subject to such holder’s compliance with the exchange procedures set forth in Section 3.4(b) (other than the surrender of a Certificate).

Section 3.5.          Section 16 Matters. Prior to the Acceptance Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares, Company Stock Options, Company Equity Awards and any other equity securities (including derivative securities) in the Contemplated Transactions.

Section 3.6.          Withholding. The parties hereto and the Paying Agent are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Tax Law or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 3.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The relevant party or the Paying Agent, as applicable, shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body.

Section 3.7.         Transfer Taxes. If any payment pursuant to the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents filed after December 31, 2020 and at least two (2) Business Days prior to the date hereof (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” and any other similar non-specific or non-precise cautionary, predictive or forward-looking language therein (it being acknowledged and agreed that this clause (a) shall not apply to any representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.21, 4.22, 4.23 and 4.25)) or (b) the confidential disclosure letter delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (which disclosure in the Company Disclosure Letter shall be deemed to provide disclosure in response to (x) the particular Section (or, if applicable, subsection) of this Article IV that corresponds to the section of the Company Disclosure Letter in which such disclosure is set forth and (y) any other Section (or, if applicable, subsection) of this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1.          Organization and Corporate Power. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority, and all Permits necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), and the organizational documents of each Subsidiary of the Company, each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Purchaser. The Company Organizational Documents and the organizational documents of each Subsidiary of the Company are in full force and effect, and the Company and such Subsidiaries are not in violation of the Company Organizational Documents or the organizational documents of any Subsidiary of the Company.

Section 4.2.          Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming the Merger is effected in accordance with Section 251(h) of the DGCL, consummate the Merger. The Company Board has, at a meeting duly called and held, unanimously (a) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable to enter into this Agreement, (c) approved the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder, (d) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”) and (g) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Contemplated Transactions not to be subject to any Takeover Statute that might otherwise apply to the Contemplated Transactions, which actions have not been rescinded, modified or withdrawn. Such actions are valid and have not been amended or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Purchaser and Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Assuming the Contemplated Transactions are consummated in accordance with Section 251(h) of the DGCL, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Contemplated Transactions.

Section 4.3.          Capital Stock.

(a)            The authorized capital stock of the Company consists of 175 million Shares and 25 million shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of September 27, 2021 (the “Measurement Date”), (i) 61,115,724 Shares were issued and outstanding and (ii) no shares of Company Preferred Stock were issued and outstanding.

(b)            Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each holder of Company RSUs, Company PSUs and Company Stock Options, including (i) the number of the Shares currently subject thereto and (ii) the exercise price (if any). As of the Measurement Date, other than the Company RSUs, Company PSUs and Company Stock Options and options granted under the Company ESPP, there were no other equity or equity-based awards outstanding, and the Company has granted no other such awards or (other than upon the vesting or settlement of Company RSUs or Company PSUs or the exercise of Company Stock Options or rights under the Company ESPP) issued any Shares between the Measurement Date and the date of this Agreement.

(c)            Except as disclosed in this Section 4.3 or as set forth in Section 4.3(c) of the Company Disclosure Letter, the Company has no issued or outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or rights that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests of the Company, (iv) stock appreciation, phantom stock, restricted shares, restricted stock units, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which the Company’s stockholders may vote. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any securities of the Company or granting to any Person or group of Persons the right to have their securities of the Company registered under the Securities Act or the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors (or similar governing body) of any Subsidiary of the Company.

(d)            As of the Measurement Date, (i) no shares were held by the Company in its treasury, (ii) 7,144,828 Shares were reserved for issuance in respect of future awards under the Company Equity Plans, (iii) 3,462,434 Shares were subject to Company Stock Options, (iv) 542,104 Shares were subject to Company RSUs, (v) 302,656 Shares were subject to Company PSUs (at maximum), (vi) 58,079 Shares were reserved for issuance under the Company ESPP and (vii) rights to purchase a maximum of 25,000 Shares pursuant to the Company ESPP were outstanding (based on the closing price of a Share on the first day of the Current Purchase Period). The Company’s issued and outstanding Shares have been, and all such Shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. All outstanding Shares, Company Stock Options, Company RSUs, and Company PSUs have been issued or granted, as applicable, in compliance in all material respects with applicable Law.

Section 4.4.          Subsidiaries. Section 4.4 of the Company Disclosure Letter lists each Subsidiary of the Company, and for each such Subsidiary of the Company, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens (other than restrictions on transfer under applicable securities Laws). Such outstanding shares of capital stock or equivalent equity interests have been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights and have been issued in compliance in all material respects with applicable Law. None of the Company’s Subsidiaries has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. Except with respect to the Subsidiaries set forth on Section 4.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.5.         No Breach. The execution, delivery and performance of this Agreement by the Company, and the consummation of the Contemplated Transactions, do not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained, and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, or give rise to a right of termination, modification, cancellation or acceleration under, any Company Material Contract, or result in the creation of any Lien upon the properties of assets of the Company or any of its Subsidiaries (other than any Permitted Lien), except, in the case of each of clauses (b) and (c) above, any conflicts, breaches, defaults, violations, terminations, cancellations, accelerations or Liens that would not have a Company Material Adverse Effect.

Section 4.6.             Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and antitrust and competition Laws of other jurisdictions, (b) applicable requirements of the Exchange Act, (c) any filings required by Nasdaq and (d) the filing of the Certificate of Merger, in each case, neither Company nor any of its Subsidiaries are required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with the Company’s execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not have a Company Material Adverse Effect.

Section 4.7.             SEC Reports; Disclosure Controls and Procedures.

(a)             The Company has timely filed and furnished all reports and other documents with the SEC required to be filed or furnished by the Company under the Exchange Act since January 1, 2020 (such reports or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, as in effect on the date so filed, and at the time of filing, the Securities Act and Sarbanes-Oxley, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder and the applicable requirements of Nasdaq, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)             The consolidated financial statements (including all related notes and schedules) of the Company contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except, as may be expressly indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount). Since the Reference Date, neither the Company nor any of its Subsidiaries has become a party to any joint venture, off balance sheet partnership or any similar Contract or arrangement, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)             The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (i) to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and (ii) to provide reasonable assurance that transactions and dispositions of the assets of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of the Company’s management and directors. Since the Reference Date, neither the Company, nor, to the Knowledge of the Company, the Company’s auditors or the audit committee of the Company Board has identified or been made aware of (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Reference Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)             Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or fraud. There are no outstanding loans or other extension of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e)              The Company has made available to Parent true and complete copies of all material, non-public correspondence from the Reference Date through the date hereof between the SEC, on the one hand, and the Company or its Subsidiaries, on the other hand, including comment letters from the staff of the SEC, relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the Knowledge of the Company, as of the date of this Agreement, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC.

Section 4.8.              No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of June 30, 2021, that is included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business, (c) incurred in connection with this Agreement or the Contemplated Transactions or transaction expenses incurred in connection with negotiations with other entities prior to the date of, or in accordance with the terms of, this Agreement regarding similar potential transactions or (d) as set forth in Section 4.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet).

Section 4.9.               Absence of Certain Developments. From December 31, 2020 to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect. Except in connection with the Contemplated Transactions or as set forth on Section 4.9 of the Company Disclosure Letter, and other than as a result of COVID-19 Measures, from December 31, 2020 to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 6.1(b)(i), (vii), (viii), (ix), (xi), (xiii), (xv), (xvi), (xix), (xx) or (xxii) (solely with respect to the foregoing) if such covenants had been in effect as of December 31, 2020.

Section 4.10.            Compliance with Laws.

(a)             The Company and its Subsidiaries operate, and since the Reference Date have operated, and, as of the date of this Agreement to the Knowledge of the Company and as relates to any Product, their respective Collaboration Partners operate, and since the Reference Date have operated, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)             Since the Reference Date, (i) neither the Company nor any of its Subsidiaries, nor, as of the date of this Agreement to the Knowledge of the Company and as relates to any Product, any of their respective Collaboration Partners, has received any communication from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)             Since the Reference Date, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith.

(d)             The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”), the Exchange Act and the Securities Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.11.           Title to Tangible Properties.

(a)             The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not be material to the Company and its Subsidiaries, taken as a whole.

(b)             The leased real property described in Section 4.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list of all the Company Real Property leases as of the date of this Agreement and constitutes all of the real property used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or its Subsidiaries) the right to use or occupy the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property. The Company Real Property leases are in full force and effect. Except as disclosed on Section 4.11(b) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, each of the Company Real Property leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Company’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the applicable the Company Real Property leases is in default in any material respect under any of such leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Real Property leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Real Property leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Real Property or any portion thereof or interest therein (except as disclosed in Section 4.11(b) of the Company Disclosure Letter).

(c)             None of the Company or any of its Subsidiaries owns or has ever owned any real property.

Section 4.12.           Tax Matters.

(a)             (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) all income and other material Tax Returns filed by the Company and its Subsidiaries are true, complete and correct in all material respects, (iii) the Company and its Subsidiaries have timely paid all material Taxes due and payable by them and (iv) the Company and its Subsidiaries have made adequate provision in accordance with GAAP for all accrued material Taxes not yet due.

(b)             There are no material liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all information collection and record maintenance provisions in relation thereto under applicable Tax Law. During the last five (5) years, neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or corresponding state Tax Law.

(c)             No material deficiency for Tax has been asserted against the Company or any of its Subsidiaries in writing by any taxing authority, other than any deficiency that (x) has been paid, settled or withdrawn or (y) is being contested in good faith and in accordance with applicable Law and is adequately reserved for on the balance sheets contained in the financial statements of the Company or its Subsidiaries, as applicable, in accordance with GAAP.

(d)            No material U.S., federal, state, local or foreign Actions relating to Taxes are pending or being conducted with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Taxes or any material Tax Return.

(e)             There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force, and no request for any such waiver or extension has been made that remains currently pending.

(f)              Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax Sharing Agreement (other than any Tax Sharing Agreement to which only two or more of the Company and its Subsidiaries are party), (ii) has been a member of a group filing an affiliated, combined, consolidated or unitary Tax Return (other than a group comprised solely of two or more of the Company and its Subsidiaries) or (iii) has liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

(g)             No claim has been made within the last five (5) years by any Governmental Body in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return to the effect that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period (or portion thereof) ending prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) open transaction disposition entered into prior to Closing, (iv) prepaid amount received prior to Closing or (v) application of Sections 951, 951A, 956, or 965 of the Code or any related provisions applicable to controlled foreign corporations under federal, state, local or any foreign Tax Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(i)            The Company and its Subsidiaries have (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer's share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.

(j)            The United States federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the IRS or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before January 1, 2017.

(k)            None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or foreign applicable Law. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company or any of its Subsidiaries now pending with the IRS or other taxing authority. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda and similar documents received by the Company or any of its Subsidiaries from the IRS or any other taxing authority that either (i) have been so received within the last five (5) years or (ii) continue to apply to the Company or any of its Subsidiaries.

(l)            None of the Company or any of its Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past two years, and, to the Knowledge of the Company, the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(m)            Section 4.12(m) of the Company Disclosure Letter sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and, unless otherwise noted in Section 4.12(m) of the Company Disclosure Letter, each entity has had such classification at all times since its incorporation or formation, as applicable.

(n)            Notwithstanding any other provision of this Agreement, (i) nothing in this Agreement will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries, and (ii) the representations in this Section 4.12 and Section 4.17 are the only representations and warranties being made with respect to Tax matters.

Section 4.13.          Contracts and Commitments.

(a)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)            “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii)            Contract (A) relating to the disposition, license, transfer or acquisition by the Company or any of its Subsidiaries of any material tangible assets or business (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (2) prior to the date of this Agreement, that contains any material ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations) or (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest in, or a material portion of the tangible assets or business of, any other person or other business enterprise other than the Company’s Subsidiaries;

(iii)            Contract establishing any joint venture, partnership, material collaboration, material strategic alliance or material research and development project, excluding, in each case, any material transfer agreements entered into in the ordinary course of business;

(iv)            Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to engage or compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell or provide any material product or service exclusively to a single party, (C) requiring the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to conduct any business on a “most favored nations” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(v)            Contracts in respect of Indebtedness for borrowed money, other than loans to direct or indirect wholly owned subsidiaries, or the granting of Liens over the property of assets of the Company or any of its Subsidiaries (other than Permitted Liens);

(vi)            Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vii)            Contracts (other than a Company Plan listed in Section 4.17(a) of the Company Disclosure Letter) (A) the terms of which obligate or may in the future obligate the Company or any Subsidiary of the Company to make any severance, termination or similar payment to any current or former employee, (B) pursuant to which the Company or any Subsidiary of the Company may be obligated to make any change-in-control, retention or similar payment to any current or former employee or director, or (C) that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any of its Subsidiaries;

(viii)            collective bargaining agreement or other Contract with any labor union, works council or similar employee representative entity;

(ix)            Contract relating to the voting or registration of any securities or any stockholders’, investor rights, tax receivables or similar or related Contracts with respect to any securities of the Company or any of its Subsidiaries;

(x)            Contract (other than a Company Plan) containing a right of first refusal, right of first negotiation, right of first offer, option or other similar rights with respect to any assets that have a fair market value or purchase price of more than $500,000, in favor of a party other than the Company or its Subsidiaries;

(xi)            Contract (other than a Company Plan) under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $2,000,000 during the current or a subsequent fiscal year;

(xii)            Contracts of the Company or any of its Subsidiaries relating to the settlement of any litigation proceeding that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xiii)            Contracts of the Company or any of its Subsidiaries that prohibit, limit, restrict or require the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibit, limit, restrict or require the pledging of capital stock of the Company or any of its Subsidiaries or prohibit, limit, restrict or require the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xiv)            Contracts with third party manufacturers and suppliers for the manufacture or supply of materials or products in the supply chain for Key Products that involve payments in excess of $500,000 during the current or a subsequent fiscal year;

(xv)            Contracts under which the Company or any or its Subsidiaries has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than investments in marketable securities and advances of business expenses in the ordinary course of business);

(xvi)            Contracts that (A) provide for the research, development, commercialization or manufacture of any Key Product and (B) (1) are material the Company's business with respect to such Key Product or (2) involve payments in excess of $2,000,000 during the current or a subsequent fiscal year;

(xvii)            Government Contracts; or

(xviii)            Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xviii) above of this Section 4.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease required to be listed in Section 4.11(b) of the Company Disclosure Letter and each IP Contract, is referred to herein as a “Company Material Contract.”

(b)            Parent has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)            (i) Neither the Company nor any of its Subsidiaries (A) is, nor, to the Knowledge of the Company, any other party to any Company Material Contract is, in material violation or material breach of or material default under (nor, to the Knowledge of the Company, does any condition exist that, with or without notice or lapse of time or both, would result in the Company or any of its Subsidiaries or any such other party being in material violation or material breach or material default under) any Company Material Contract or (B) has waived or failed to enforce any material rights or material benefits under any Company Material Contract, (ii) there has occurred no event giving to any party to any Company Material Contract other than the Company or any of its Subsidiaries any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to, any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 4.14.            Intellectual Property.

(a)            Section 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of all (i) Patents, (ii) Trademarks and (iii) Copyrights, in each instance, that are owned (or purported to be owned) by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks or Copyrights that have been intentionally abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business (collectively, “Company Registered Intellectual Property”), indicating for each such item, as applicable and as of the date of this Agreement, the name of the current legal owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 4.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all internet domain names owned (or purported to be owned) by the Company or any of its Subsidiaries.

(b)            The Company or its applicable Subsidiary (i) has made all the necessary filings and paid all the necessary registration, maintenance, renewal and other fees required for maintaining the Company Registered Intellectual Property and (ii) is the exclusive owner of all rights, title and interests in the Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens, the express terms of any license or rights granted therein by the Company or any of its Subsidiaries to a third party in an IP Contract set forth in Section 4.14(e) of the Company Disclosure Letter, and Liens set forth in Section 4.14(b) of the Company Disclosure Letter). The Company and its Subsidiaries own or possess legally sufficient and enforceable rights to use all Intellectual Property used in connection with the conduct of the Company’s and any of its Subsidiary’s businesses; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.14(c) below.

(c)            To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company’s business nor the conduct of any of its Subsidiaries’ businesses has misappropriated, infringed or otherwise violated the Intellectual Property of any Person. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any violation, misappropriation or infringement of the Intellectual Property of such Person, including any unsolicited notice offering or inviting the Company or any of the Subsidiaries to take a license in any Intellectual Property.

(d)            (i) To the Knowledge of the Company, no Person has misappropriated, infringed or violated any Owned Intellectual Property or Exclusive Intellectual Property in any material respect and (ii) since the Reference Date, no written claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries (A) regarding the Company’s or its Subsidiaries’ rights in, use or ownership of any Owned Intellectual Property or rights in or use of any Exclusive Intellectual Property or (B) challenging or questioning the validity or enforceability of any Owned Intellectual Property or Exclusive Intellectual Property.

(e)            Section 4.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent and Purchaser true and correct copies of all such IP Contracts. To the Knowledge of the Company, (i) each other party to any such IP Contracts has performed all material obligations required to be performed by such party as of the date of this Agreement and (ii) neither the Company nor its Subsidiaries are in default of any such IP Contracts in any material respect. Except as set forth on Section 4.14(e) of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not by itself afford any other party to IP Contracts to which the Company or any of its Subsidiaries is a party the right to terminate any such IP Contracts or change any of the terms of such IP Contracts or the Company’s or any of its Subsidiaries’ rights in any Intellectual Property under such IP Contracts.

(f)            To the Knowledge of the Company, each current and former employee of the Company or any of its Subsidiaries, each current and former independent contractor of the Company or any of its Subsidiaries and any other third party with access to any confidential information of the Company or any of its Subsidiaries that is material to the Company is subject to a written non-disclosure or other confidentiality agreement requiring such employee, contractor or other third party to maintain the confidentiality of such information and to use such information only for the benefit of the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of its and their Trade Secrets.

(g)            All current and former employees and independent contractors of the Company or any of its Subsidiaries who have created, developed or contributed to the creation or development of any Intellectual Property for the Company or such Subsidiaries have executed binding, valid and enforceable written agreements assigning to the Company or such Subsidiaries, as applicable, as a present assignment as of creation or development thereof all rights, title and interest in and to such Intellectual Property that do not automatically vest in the Company or such Subsidiary by operation of law.

(h)            No Intellectual Property has been developed, conceived, actually reduced to practice or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Body or institution of higher learning.

Section 4.15.           Litigation. There are no material Actions pending and, to the Company’s Knowledge, no material Actions threatened against the Company or any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, at law or in equity, or before or by any Governmental Body, and neither the Company nor any of its Subsidiaries is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 4.16.          Insurance. Section 4.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. Each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation, termination, non-renewal or reduction in coverage has been received with respect to any insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not have a Company Material Adverse Effect. There are no pending material claims under any insurance policy to which the Company or any of its Subsidiaries is a party as to which any insurer has, in a written notice to the Company or one its Subsidiaries, denied coverage, other than in routine reservation of rights letters.

Section 4.17.           Employee Benefit Plans.

(a)            Section 4.17 of the Company Disclosure Letter lists each material Company Plan.

(b)            With respect to each material Company Plan, the Company has made available to Parent and Purchaser true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof (provided, however, that, in the case of a Company Plan that is a standard agreement entered into by the Company or any Subsidiary of the Company with employees on an individual basis, the Company has made available to Parent and Purchaser its standard form and all individual agreements that materially deviate from such form), (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents, (iv) a copy of all material, non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three years and (v) the most recent Internal Revenue Service determination or opinion letter.

(c)            Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred, and no condition, fact or circumstance exists, that would reasonably be expected to cause the loss of such qualification. Each Company Plan has been administered and maintained in all material respects in accordance with its terms and the requirements of the applicable provisions of the Code, ERISA, and other applicable Law.

(d)            With respect to each Company Plan, there are no material Actions pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits.

(e)            Neither the Company nor any Subsidiary of the Company has engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, and, to the Knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Plan, in either case, that would reasonably be expected to result in material liability to the Company or any Subsidiary of the Company.

(f)            No Company Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the last six (6) years sponsored or contributed to, or had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Plan is currently funded by, or has within the past six (6) years been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as except as provided for under agreements listed on Section 4.17 of the Company Disclosure Letter, none of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law.

(g)            Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any payments that are, individually or in the aggregate, material becoming due to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries under any Company Plan, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any benefits under any Company Plan or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(h)            Each Company Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in all material respects in compliance with Section 409A of the Code and the regulations promulgated thereunder.

(i)            Except as set forth on Section 4.17(i) of the Company Disclosure Letter, no Company Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is any Company Plan maintained outside of the United States or for the benefit of employees, directors, consultants or other individual independent contractors primarily located outside of the United States.

(j)            Subject to Section 6.1(b)(iii) with respect to the Pre-Closing Period, the Company has not committed to amend any Company Plan in a manner that would reasonably be expected to increase the expense of maintaining such Company Plan above the level of expense incurred in respect thereof for the fiscal year in which the Closing Date occurs, other than changes to broad-based health and welfare plans in the ordinary course from year to year.

(k)            For each Company Plan, all material contributions, premiums and payments that have become due through the date hereof have been made within the time periods prescribed by the terms of such plan and applicable Law.

Section 4.18.          Environmental Compliance and Conditions.

(a)            Except for matters that would not have a Company Material Adverse Effect:

(i)            The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws;

(ii)            The Company and each of the Company’s Subsidiaries holds, and is in compliance with, all Permits required under Environmental Laws to operate their business, including at the Company Real Property, as presently conducted;

(iii)            Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws;

(iv)            To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has released any Hazardous Substance on, under or about the Company Real Property or any other real property now or formerly occupied or used by the Company or any of its Subsidiaries in a manner that reasonably could be expected to give rise to Liability for the Company or any of its Subsidiaries under any Environmental Laws; and

(v)            Neither the Company nor any of its Subsidiaries has assumed, by contract or operation of Law, any liability of any other Person arising under Environmental Laws.

Section 4.19.          Employment and Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is or has ever been a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, nor is any such Contract being presently negotiated by the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are or have been, with respect to their work for the Company or any of its Subsidiaries, represented by a labor union, works council or other employee representative body, and to the Company’s Knowledge, there is no representation campaign or certification process with respect to any of the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute since the Reference Date, and to the Company’s Knowledge, no picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute is threatened.

(b)            The Company has made available to Parent a true and correct list of each officer and employee of the Company or any of its Subsidiaries as of the date hereof (identified by employee identification number), together with each such person’s current job title, date of hire, exempt classification status under the Fair Labor Standards Act, full-time or part-time status, work location, annual base salary or wage rate, as well as each such person’s annual incentive or bonus compensation target for the current calendar year (or other applicable bonus period) and whether such employee is currently on disability or other leave of absence, other than short-term absences of less than six (6) weeks.

(c)            The Company and its Subsidiaries are, and between the Reference Date and the date of this Agreement have been, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, workers’ compensation, safety and health, immigration (including with respect to Forms I-9), work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(d)            There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company between the Reference Date and the date of this Agreement.

(e)            To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such employee’s duties as presently conducted.

(f)            The Company has not received any written or, to the Knowledge of the Company, oral allegations of sexual harassment (with respect to any director or officer of the Company or any of its Subsidiaries, whether or not such allegation relates to such director’s service or such officer’s employment with the Company). Neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a director, officer or employee of the Company or any of its Subsidiaries in the past six (6) years.

Section 4.20.          FDA and Regulatory Matters.

(a)            The Company and its Subsidiaries hold, and have held at all times since the Reference Date, all material Permits, and have submitted notices to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) or other Governmental Body promulgated thereunder, necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted or have been conducted since the Reference Date (the “Company Permits”), and all such Company Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Since the Reference Date, neither the Company nor any of its Subsidiaries has received written or, the Knowledge of the Company, oral notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any Law that applies to a Company Permit. The Contemplated Transactions, in and of themselves, will not cause the revocation or cancellation of any Company Permit pursuant to the terms of any such Company Permit.

(b)            Since January 1, 2018, all of the Company’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other Governmental Body are being researched, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Governmental Body. Since January 1, 2018, all applications, notifications, submissions, information, claims, reports and data utilized by the Company or its Subsidiaries as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries in connection with, any and all requests for the Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Governmental Body, were, to the Knowledge of the Company, true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable Laws have been submitted to the FDA or other Governmental Body.

(c)            Since the Reference Date, neither the Company, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company nor or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees, contractors, suppliers, agents or other entities or individuals performing research or work on behalf of the Company or any of its Subsidiaries is or has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, employees, contractors, suppliers, agents or other entities or individuals performing research or work on behalf of the Company or any of its Subsidiaries.

(d)            Since the Reference Date, the manufacture of Products by or on behalf of the Company and its Subsidiaries has been and is being conducted in material compliance with all applicable Laws including the Good Manufacturing Practices. Since the Reference Date, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective contract manufacturers for Products, has received any (i) FDA Form 483, (ii) warning letter, (iii) untitled letter, (iv) requests or requirements to make changes to the Company’s or any of its Subsidiaries’ Products, manufacturing processes or procedures related to any Product of the Company or any of its Subsidiaries, or (v) other similar correspondence or written notice from the FDA or any other Governmental Body alleging or asserting material noncompliance with any applicable Laws or the Company Permits with respect to any Product of the Company or its Subsidiaries. Since the Reference Date, no manufacturing site owned by the Company, its Subsidiaries, or, to the Knowledge of the Company, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Body. To the Knowledge of the Company, no event has occurred which would reasonably be expected to lead to any material claim, suit, proceeding, investigation, enforcement, inspection or other action by any Governmental Body or any FDA Form 483 warning letter, untitled letter or request or requirement to make changes to the Products or the manner in which the Products are manufactured, distributed or marketed.

(e)            Since January 1, 2018, all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company or its Subsidiaries have been and are being conducted in material compliance with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2018, the Company and its Subsidiaries have not received any written or, the Knowledge of the Company, oral notices, correspondence or other communication from any Review Board, the FDA or any other Governmental Body, recommending or requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.

(f)            To the extent required by applicable Laws, since January 1, 2018, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with such applicable Laws.

(g)            Since January 1, 2018, (i) there have been no adverse events that should have been reported by the Company or a Subsidiary of the Company, but were not reported, to the FDA or other Governmental Body or Review Board with respect to the safety or efficacy of any Product, and (ii) as of the date of this Agreement to the Knowledge of the Company, with respect to a Product being developed or marketed by a Collaboration Partner, there have been no adverse events that should have been reported by such Collaboration Partner, but were not reported, to the FDA or other Governmental Body or Review Board with respect to the safety or efficacy of such Product.

(h)            The Company has made available to Parent and its advisors true, and correct copies of the following materials in the possession of the Company or any of its Subsidiaries as of the date of this Agreement: (i) Investigational New Drug Applications, (ii) all material correspondence to or from the FDA and any other Governmental Body, in each case in this clause (ii) held by the Company or any of its Subsidiaries concerning (A) any Key Product, (B) the Company’s and it Subsidiaries’ compliance with applicable Laws regarding the Key Products, and (C) the likelihood or timing of, or requirements for, regulatory approval of any Key Product and (iii) all material information requested by Parent concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the Key Products.

(i)            Since the Reference Date, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any Product.

(j)            The Company and its Subsidiaries and, as of the date of this Agreement to the Knowledge of the Company, any Collaboration Partner to the extent related to any Product, are, and at all times since the Reference Date have been, in material compliance with all applicable Healthcare Laws and there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or, to the Knowledge of the Company, overtly threatened in writing against the Company or any of its Subsidiaries or, as of the date of this Agreement to the Knowledge of the Company, any Collaboration Partner to the extent related to any Product, related to such Healthcare Laws.

(k)            Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Body.

(l)            Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other Representative or Person acting on behalf of the Company or any of its Subsidiaries has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, any provision of the UK Bribery Act of 2010 or any other Law relating to bribery, corruption, fraud or improper payments (the “Anti-Corruption Laws”); (ii) made, offered to make, promised to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful advantage or payment or gift of money or anything of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain a business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) to the Knowledge of the Company, been or is, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; (vi) since the Reference Date, received written notice from, or made a voluntary disclosure to, any Governmental Body with regard to any alleged or potential violations of any Anti-Corruption Laws; or (vii) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery. None of the Representatives of the Company are Government Officials.

(m)            Since the Reference Date, the Company and its Subsidiaries have complied in all material respects with all applicable Privacy Laws relating to privacy of Personal Information (including the Personal Information of clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists). At all times since the Reference Date, the Company and its Subsidiaries have provided adequate notice and obtained any necessary consents from persons required for the processing of Personal Information as conducted by or for the Company or its Subsidiaries, in each case to the extent required by applicable Privacy Laws. The Company and its Subsidiaries have in place all required, and have complied in all material respects with each of their respective, written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”). As of the date of this Agreement, no claims have been asserted or threatened against the Company or its Subsidiaries by any Person alleging a violation of Privacy Laws and/or Privacy Policies. The Contemplated Transactions and the execution, delivery and performance of this Agreement will not cause, constitute or result in a breach or violation of any applicable Privacy Law or Privacy Policies. Neither the Company nor its Subsidiaries is a “covered entity” or “business associate” as those terms are defined in 45 C.F.R. § 160.103. At all times since the Reference Date, the Company and its Subsidiaries have maintained a documented information security program that meets or exceeds standards for the industry and applicable Privacy Laws. The Company has implemented at all times since the Reference Date commercially reasonable administrative, technical, and physical security measures with respect to Personal Information and other confidential data collected by or on behalf of the Company or its Subsidiaries and the networks, equipment, software, and other systems and assets of the Company and its Subsidiaries. Between the Reference Date and the date of this Agreement, neither the Company nor any of its Subsidiaries have experienced any material security breach or cyber security event, including, without limitation, any theft, loss, or unauthorized access or acquisition of Personal Information.

(n)            Since the Reference Date, none of the Company, its Subsidiaries or their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative or Person acting at the direction of or on behalf of the Company or any of its Subsidiaries with respect to any Product: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) has received written notice that it is the target of any investigation relating to any Federal Health Care Program-related offense or (vi) has engaged in any activity that is in violation of, or is cause for civil penalties, debarment or mandatory or permissive exclusion under federal or state Laws.

(o)            Each of the Company and its Subsidiaries has an operational healthcare compliance program that: (i) governs all employees and contractors, (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and the seven elements set forth by the Office of the Inspector General of the Department of Health and Human Services, (iii) reflects the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and (iv) addresses compliance with federal and state Laws regulating, or requiring the disclosure to a federal or state agency of, interactions between pharmaceutical manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry. The Company and its Subsidiaries further operate in material compliance with such healthcare compliance program.

(p)            None of the Company, any of its Subsidiaries, any officer, director or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any economic sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control, the United States Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any United States Governmental Body, the European Union or Her Majesty’s Treasury or (ii) organized or resident in a country or region that is the subject of such sanctions. Since the Reference Date, the Company and its Subsidiaries have been in compliance in all material respects with all applicable export controls, economic sanctions, and antiboycott Laws.

Section 4.21.          Brokerage. Other than Centerview Partners LLC and J.P. Morgan Securities LLC, no Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 4.22.          Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are disseminated to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is disseminated to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser, or any Affiliate of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is disseminated to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, and at the time of consummation of the Offer, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.23.          No Rights Agreement; Takeover Provisions. The Company is not a party to a stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 5.9, (a) the Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Statute are inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Contemplated Transactions and (b) no anti-takeover provision in the Company Organizational Documents is applicable to the Contemplated Transactions.

Section 4.24.          Affiliate Transactions. Other than Company Plans and other compensation and benefit arrangements with respect to present or former officers or directors granted or entered into in the ordinary course of business, no (a) officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Shares, excluding any registered investment company or institutional investor or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company, any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Reference Date.

Section 4.25.          Opinion. The Company Board has received a written opinion from each of Centerview Partners LLC and J.P. Morgan Securities LLC that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the consideration to be paid pursuant to the Offer and the Merger to the Company’s stockholders, and such opinion has not been withdrawn, revoked or modified. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after the execution and delivery of this Agreement.

Section 4.26.           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS).

Article V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1.            Organization and Corporate Power. Each of Parent and Purchaser is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Purchaser has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2.            Authorization; Valid and Binding Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Purchaser is organized, on the part of the Parent and Purchaser, is necessary to authorize this Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3.            No Breach. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation of the Contemplated Transactions, do not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents), (b) assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained, and all filings and obligations described in Section 5.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Purchaser, either of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, or give rise to a right of termination, modification cancellation or acceleration under any Contract to which Parent, Purchaser or any other Subsidiary of Parent is a party, except, in the case of each of clauses (b) and (c) above, any conflicts, breaches, defaults, violations, terminations, cancellations, accelerations as would not have a Purchaser Material Adverse Effect.

Section 5.4.            Consents. Except for (a) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (b) applicable requirements of the Exchange Act, (c) any filings required by the New York Stock Exchange and (d) the filing of the Certificate of Merger, the Parent and Purchaser are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Parent or Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not have a Purchaser Material Adverse Effect.

Section 5.5.            Litigation. There are no proceedings pending or, to the Knowledge of Parent or Purchaser, overtly threatened against Parent or any of its Subsidiaries that seeks to enjoin the Offer, the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not have a Purchaser Material Adverse Effect.

Section 5.6.            Offer Documents; Schedule 14D-9. None of the Offer Documents, will, at the time such documents are filed with the SEC, at the time they are disseminated to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company or any Affiliate of the Company in writing specifically for inclusion in the Offer Documents. The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are disseminated to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, and at the time of consummation of the Offer, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.7.            Brokerage. Other than Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC, no Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Purchaser.

Section 5.8.            Capitalization and Operations of Purchaser. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Purchaser has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 5.9.            Ownership of Shares. Neither Parent nor Purchaser, nor any of their affiliates or associates, is, or at any time during the last three (3) years has Parent or Purchaser or any of their affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Purchaser, nor any of their affiliates and associates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor Purchaser nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 5.10.          Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Offer or the Merger. The vote or consent of Parent as the sole stockholder of Purchaser (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement, the Offer or the Merger.

Section 5.11.          Funds. Parent has sufficient cash or other liquid financial resources to, and at the Acceptance Time and at the Effective Time, Parent will have, and shall cause Purchaser to have, available the cash necessary to, consummate the Contemplated Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Effective Time and to pay all related fees and expenses, and to discharge all of Parent’s and Purchaser’s other liabilities as they become due. Parent and Purchaser acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.12.          Solvency. Immediately after giving effect to the Contemplated Transactions, Parent will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Contemplated Transactions, Parent will not have unreasonably small capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 5.13.          Investigation by Parent and Purchaser; Disclaimer of Reliance.

(a)            Each of Parent and Purchaser (i) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, and (iii) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in this Agreement. Each of Parent and Purchaser acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Purchaser or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in this Agreement. Each of Parent and Purchaser acknowledges and agrees that, subject to Section 8.5, neither the Company nor its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Purchaser or any other Person, resulting from Parent’s or Purchaser’s use of any information, documents or material made available to Parent, Purchaser or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions.

(b)            In connection with Parent’s and Purchaser’s investigation of the Company, each of Parent and Purchaser may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Purchaser is familiar with such uncertainties, that each of Parent and Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Purchaser, and their Representatives will have no claim against any Person with respect thereto, subject to Section 8.5. Accordingly, each of Parent and Purchaser acknowledges that, without limiting the generality of this Section 5.13(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Article VI
COVENANTS

Section 6.1.         Covenants of the Company

(a)            Except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, (iv) any COVID-19 Measure or (v) with the prior written consent of Parent (which consent shall be requested by the Company in accordance with Section 6.1(c) and will not be unreasonably delayed, withheld or conditioned by Parent), from the date of this Agreement until the earlier of the Acceptance Time or the date this Agreement is terminated pursuant to Article VIII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its current business organization, assets and Permits, (C) keep available the services of its current officers, employees and consultants and (D) preserve its relationships with customers, suppliers, Collaboration Partners, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date. Any action, the subject matter of which is addressed in Section 6.1(b), below, shall be deemed compliant with Section 6.1(a) if compliant with Section 6.1(b).

(b)            Without limiting the generality of Section 6.1(a), during the Pre-Closing Period and except (w) as set forth in the Company Disclosure Letter, (x) as required by applicable Law, (y) as expressly permitted by this Agreement, (z) any COVID-19 Measure, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent shall be requested by the Company in accordance with Section 6.1(c) and will not be unreasonably delayed, withheld or conditioned by Parent):

(i)              (A) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or shares or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Stock Option or Company Equity Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net share settlement of any Company Stock Option or Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Stock Option or Company Equity Award or (3) for any forfeitures of Company Stock Options or Company Equity Awards;

(ii)             issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances in respect of (w) Company Stock Options and Company Equity Awards outstanding on the date of this Agreement or issued in accordance with the terms of this Agreement, (x) pursuant to contractual obligations existing on the date of this Agreement, including those related to any offer of employment, as set forth in Section 6.1(b)(ii) of the Company Disclosure Letter or (y) the operation of the Company ESPP in accordance with the terms of this Agreement, or (2) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)            except as required by the terms of a Company Plan as in effect as of the date of this Agreement (A) grant or increase any severance, change of control, retention, termination or similar pay, or bonuses, or increase any wages, salary or other compensation or benefits, with respect to any of the Company’s or any of its Subsidiaries’ directors, officers or employees, except for (x) increases in base wages or salary in the case of annual raises and promotions consistent with past practice and (y) de minimis employee recognition and similar awards and payments consistent with past practice, or amend any existing arrangement relating thereto, (B) establish, adopt, enter into, amend or terminate any material Company Plan, or (C) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code;

(iv)            adopt, enter into or amend any collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body applicable to the Company or its Subsidiaries;

(v)             commence any new offering or offering period under the Company ESPP or grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of, any awards under any Company Equity Plan, except in accordance with Section 6.1(b)(ii);

(vi)            hire or engage the services of any individual as a director, officer, employee or Contractor, except, (A) with respect to positions below the level of Senior Vice President, consistent with the budget previously disclosed to Parent prior to the date of this Agreement, (B) to fill open positions below the level of Vice President or (C) to replace an individual below the level of Vice President who departs following the date of this Agreement (provided that such individual hired or engaged is provided salary, bonuses and benefits by the Company substantially comparable to amounts provided to such Person whose employment or engagement with the Company was terminated) or (D) with respect to Contractors, in the ordinary course of business under arrangements that can be terminated on not more than thirty (30) days’ notice and without penalty, or terminate the service of any director, officer or employee other than for cause;

(vii)           amend, waive or rescind any of the Company Organizational Document or the comparable charter or organization documents of any of its Subsidiaries, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(viii)          effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(ix)            effect a merger of consolidation of the Company or any of its Subsidiaries adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(x)             subject to clause (xi), make any capital expenditures that are individually or in the aggregate in excess of $2,000,000;

(xi)            acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of materials from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $500,000 in assets;

(xii)           except with respect to any intercompany arrangements, (A) incur any Indebtedness for borrowed money, issue or sell any debt securities, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person (except for business expenses to its service providers in the ordinary course of business consistent with past practice), (C) make any capital contributions to, or investments in, any other Person or (D) repurchase, prepay or refinance any Indebtedness for borrowed money or in excess of $500,000;

(xiii)          sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, permit to lapse, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $500,000 in the aggregate or (B) any Owned Intellectual Property or Exclusive Intellectual Property, except, in the case of clause (A), sales of obsolete equipment in the ordinary course of business or, in the case of clause (B), with respect to non-exclusive licenses that are incidental to performance under the applicable agreement, which agreement is entered into in the ordinary course of business;

(xiv)          commence, pay, discharge, settle, compromise or satisfy any Action that (A) does not arise out of the Contemplated Transactions for monetary consideration in excess of $1,000,000, (B) imposes equitable or injunctive relief that would have a material and adverse effect on the operations of the Company and its Subsidiaries and (C) does not relate to any actual or potential violation of any criminal Law;

(xv)           change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xvi)          (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any amendment to any income Tax Return or other material Tax Return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or Tax Sharing Agreement (other than any Tax Sharing Agreement to which only two or more of the Company and its Subsidiaries are party), (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any income Taxes or other material Tax with respect to the Company or any of its Subsidiaries or (E) settle or compromise any material Tax liability with respect to the Company or any of its Subsidiaries, or surrender any right to claim a material Tax refund;

(xvii)         (A) waive, release or assign any material rights or claims under, renew, terminate, cancel, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights under or terminate, any Company Material Contract, (B) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Company Material Contract;

(xviii)        abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Company Permits in a manner that would materially impair the operation of the business of the Company and its Subsidiaries;

(xix)           (A) forgive any loans to directors, officers, employees or any of their respective Affiliates or (B) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xx)            disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of the Company or any of its Subsidiaries that is included in the Intellectual Property of the Company in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its Subsidiaries or in connection with any required regulatory filing;

(xxi)           (A) commence any clinical study other than those set forth on Section 6.1(b)(xxi)(A) of the Company Disclosure Letter, or (B) unless mandated by any Governmental Body, make any material change to, discontinue, terminate or suspend any clinical study without first consulting Parent in good faith; or

(xxii)          authorize, agree or commit to take any of the actions described in clauses (i) through (xxi) of this Section 6.1(b).

(c)            Notwithstanding Section 9.2, to be effective, any request for consent by the Company to Parent under Section 6.1(a) or Section 6.1(b) shall be made by email to each of the addresses set forth on Section 6.1(c) of the Company Disclosure Letter.

Section 6.2.         Access to Information; Confidentiality.

(a)            From and after the date of this Agreement until the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, upon reasonable advance notice, (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours (in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant employees, officers and facilities and to relevant books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent and Purchaser to make such non-invasive environmental inspections and data security scans of the Company’s and its Subsidiaries’ information technology systems as they may reasonably request, (iii) furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Purchaser may from time to time reasonably request, and (iv) use reasonable best efforts to facilitate (subject to any then-current COVID-19 Measures) site visits by Parent or any of its Representatives at any facility of a third party contract manufacturer of the Company or any of its Subsidiaries; provided, that any such access shall be afforded and any such information shall be furnished at Parent’s expense.

(b)            Information obtained by Parent or Purchaser pursuant to Section 6.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.

(c)            Nothing in Section 6.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent (i) such information violates any of its or its Affiliates’ respective obligations with respect to confidentiality under any applicable Contract or Law (so long as the Company has reasonably cooperated with Parent and used reasonable best efforts to permit disclosure to the extent permitted by such Contract or Law), (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (A) the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, (B) any Acquisition Proposal or (C) any Intervening Event, (iii) that affording such access or furnishing such information would result in loss of legal protection, including the attorney-client privilege and work product doctrine or (iv) such inspection or disclosure would violate any Law; provided, that, in the case of any of clauses (i)-(iv), the Company and Parent will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable inspection or disclosure under circumstances in which the restrictions of this sentence apply.

(d)            Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any COVID-19 Measures).

Section 6.3.         Acquisition Proposals.

(a)            The Company shall not, shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its Representatives to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue, engage or participate in any discussions or negotiations with respect to any Acquisition Proposal, (iii) provide any non-public information, or afford access to the business, personnel, properties, assets, books or records of the Company or any of its Subsidiaries, to any Person (other than Parent, Purchaser, or any designees of Parent or Purchaser) in connection with any Acquisition Proposal, (iv) in connection with any Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), (v) enter into any letter of intent, Contract, commitment or agreement in principle with respect to an Acquisition Proposal, (vi) take any action or exempt any third party from the restriction on “business combinations” or any similar provision contained in applicable Takeover Statutes or the Company Organizational Documents or grant a waiver under Section 203 of the DGCL; or (vii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, (A) immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Purchaser, or any designees of Parent or Purchaser) with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) promptly (but in no event later than two (2) Business Days following the date of this Agreement) request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person and (C) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company and its Representatives may inform a Person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.3.

(b)            Notwithstanding Section 6.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a bona fide (as reasonably determined in good faith by the Company Board) written Acquisition Proposal in circumstances not involving a material breach of this Section 6.3 and (ii) the Company Board or a committee thereof in good faith, after consultation with outside legal counsel and financial advisors, determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its Representatives to, furnish any such information or participate in such discussions or negotiations unless the Company has, or first enters into, a confidentiality agreement with such Person (x) with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement and (y) that does not prevent the Company from providing any information to Parent and Purchaser in accordance with this Agreement or otherwise comply with its obligation under this Agreement, (2) the Company shall provide Parent with a copy of such confidentiality agreement promptly (and in any event within forty-eight (48) hours) of the execution thereof, (3) the Company shall not terminate, waive, amend, release or modify any material provision of any such confidentiality agreement and (4) the Company shall, currently therewith or as promptly as reasonably practicable, and in any event within twenty-four (24) hours, provide or make available to Parent any information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Purchaser.

(c)            The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing of the receipt by the Company of any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal. The Company shall provide Parent promptly (and in any event within such twenty-four (24) hour period) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, the material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer) and the identity of the Person making any such Acquisition Proposal, inquiry, proposal or offer. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation (which shall include any proposals or offers) relating thereto that is exchanged between such Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the receipt or delivery thereof.

(d)            The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company to enter into any option or license agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)            Notwithstanding Section 6.3(d) or any other provision of this Agreement, prior to the Acceptance Time:

(i)              the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if, and only if, (A) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 6.3 and that the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into such Alternative Acquisition Agreement and (C) after negotiating, and causing its Representatives to negotiate, in good faith during the Notice Period to amend the terms of this Agreement such that the Acquisition Proposal that is subject of the Determination Notice no longer continues to constitute a Superior Proposal (if such negotiation is desired by Purchaser), the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to terminate this Agreement to enter into such Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under applicable Law;

(ii)             the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Acquisition Proposal if, and only if, (A) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 6.3 and that the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect such Change of Board Recommendation and (C) after negotiating, and causing its Representatives to negotiate, in good faith during the Notice Period to amend the terms of this Agreement such that the Acquisition Proposal that is subject of the Determination Notice no longer continues to constitute a Superior Proposal (if such negotiation is desired by Purchaser), the Company Board or a committee thereof determines in good faith after consultation with outside legal counsel and financial advisors, after taking into consideration any changes to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make such Change of Board Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(iii)            other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if, and only if, (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation and (B) after negotiating, and causing its Representatives to negotiate, in good faith during the Notice Period to amend the terms of this Agreement (if such negotiation is desired by Purchaser), the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect such Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

(iv)            The provisions of this Section 6.3(e) apply to (x) any amendment to the financial terms or any other material amendment to the terms of any applicable Superior Proposal with respect to Section 6.3(e)(i) and Section 6.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C), as the case may be and (y) any material change to the facts and circumstances relating to any Intervening Event with respect to Section 6.3(e)(iii) and require a revised Determination Notice and a new Notice Period pursuant to clause (iii)(B).

(f)             Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) promulgated under the Exchange Act or (B) making any disclosure to the holders of Shares if the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to make such statement would be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, that, this Section 6.3(f) shall not permit the Company Board to make a Change of Board Recommendation, except to extent permitted by Section 6.3(d) or Section 6.3(e).

(g)            The Company shall inform its Representatives with respect to the Contemplated Transactions of the provisions of this Section 6.3. The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 6.3 has occurred, the actions of the Company’s Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives acting in their authorized capacities on behalf of the Company or any of its Subsidiaries shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 6.3 by its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives acting in their authorized capacities on behalf of the Company or any of its Subsidiaries, as the case may be.

Section 6.4.         Employment and Employee Benefits Matters.

(a)            Parent shall, and shall cause the Surviving Corporation and each of its other Subsidiaries to, for a period of one year following the Effective Time, maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Current Employee”) (i) each of base compensation and a target annual cash incentive compensation opportunity that are, in each case, at least as favorable as those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding any equity, equity-based, change in control or severance benefits or any defined benefit retirement benefits) that are substantially comparable in the aggregate to either (in the discretion of Parent) (A) the employee benefits provided to the Current Employee immediately prior to the Closing or (B) the employee benefits provided to similarly-situated employees of Parent and its Subsidiaries and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its Subsidiaries to the Current Employee as of immediately prior to the Effective Time. Each of the Company, Parent and Purchaser acknowledges that the occurrence of the Acceptance Time will constitute a change in control of the Company (or similar term) under the terms of the Company Plans set forth on Section 6.4 of the Company Disclosure Letter that contain provisions triggering payment, vesting or other rights upon a change in control or similar transaction. Nothing herein shall prevent Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) from terminating the employment of any Current Employee in compliance with applicable Law.

(b)            Subject to applicable Laws, Parent shall, and shall cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate in employee benefit plans of Parent and the Surviving Corporation and its Subsidiaries for which a Current Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and other paid time-off and severance or similar pay, as applicable), to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service; provided, further, that, the service of a Current Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan. Parent shall use reasonable best efforts to (i) waive any pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which a Current Employee would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time, and (ii) credit Current Employees under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

(c)            Without limiting the generality of Section 6.4, no provision of this Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any individual Company Plan or any other employee benefit plan in accordance with its terms, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or other employee benefit plan or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

(d)            Unless otherwise requested in writing by Parent, no later than seven (7) days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions (i) necessary to terminate any Company Plan intended to include a Code section 401(k) arrangement (a “Company 401(k) Plan”), such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time, and (ii) as described in Section 6.4(d) of the Company Disclosure Letter. The Company shall provide Parent with evidence that such actions have been taken (the form and substance of which shall be subject to reasonable review and comment by Parent). Parent shall, as soon as reasonably practicable after the Effective Time (and consistent with Parent’s administrative practices with respect to similarly-situated employees in similar acquisitions), offer participation in Parent’s tax qualified defined contribution plan (“Parent 401(k) Plan”) to each Current Employee who was an active participant in a Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan as set forth on Section 6.4(d) of the Company Disclosure Letter. For the period between the Closing Date and date on which Current Employees are offered participation in the Parent 401(k) Plan, Parent shall provide each such Current Employee with a temporary increase in pay equivalent to full matching contribution for which such Current Employee would have been eligible had such Current Employee been an active participant in the Parent 401(k) Plan, subject to any limitations under the Code. If elected by such Current Employee in accordance with applicable Law, Parent shall cause the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Current Employee.

(e)            All formal broad-based written communications by the Company or its agents to the officers or employees of the Company and its Subsidiaries pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent or includes only information that is specifically included in this Agreement (including the Company Disclosure Letter). The Company shall provide Parent with a copy of the intended communication covered by this subsection (e), and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

Section 6.5.          Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Purchaser shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors and officers of the Company than are currently provided in the Certificate of Incorporation and Bylaws, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 6.5.

(b)            Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time until six (6) years after the Effective Time (and thereafter for the duration of any matter noticed prior to such times), Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors, administrators, or Affiliates, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, Affiliate, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, Parent shall cause the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)            Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation shall purchase at or after the Effective Time, a tail policy in respect of acts or omissions occurring on or prior to the Effective Time under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time. Parent shall cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)            Without limiting any of the rights or obligations under this Section 6.5, from and after the Effective Time until the date that is six (6) years after the Effective Time (and thereafter for the duration of any matter noticed prior to such times), the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date of this Agreement and made available to Purchaser between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e)            This Section 6.5 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 6.5. The indemnification and advancement provided for in this Section 6.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 6.5.

Section 6.6.     Further Action; Efforts.

(a)     Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Offer, the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Antitrust Laws listed in Annex IV with respect to the Offer and Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement) and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Parent shall, with the reasonable cooperation of the Company, be responsible for making any filing or notification required or advisable under foreign Antitrust Laws listed in Annex IV, within ten (10) Business Days after the date of this Agreement, unless otherwise agreed to by the Company and Parent in writing. Parent shall, after reasonable consultation with the Company, have the right to devise, control and direct the strategy and timing for, and make all decisions relating to (and shall take the lead in all meetings and communications with any Governmental Body relating to), any required submissions, responses to information requests and filings to any Governmental Body or other Person and obtaining any consent or approval of any Governmental Body or other Person contemplated by this Section 6.6. The parties shall cooperate in all respects with one another in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submissions. Each party shall obtain the consent of the other party prior to entering into an agreement with a Governmental Body not to consummate the Offer or Merger prior to a certain date that is beyond any then-applicable waiting period; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall, in connection with the Offer, the Merger and the Contemplated Transactions, with respect to actions taken on or after the date of this Agreement, without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Body with respect to the Offer, the Merger or the Contemplated Transactions, (2) to the extent practicable, permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communications with any Governmental Body with respect to the Offer, the Merger or the Contemplated Transactions, (3) to the extent practicable and to the extent permitted by the relevant Governmental Body, give the other party the opportunity to participate in any substantive meeting with any Governmental Body with respect to the Offer, the Merger or the Contemplated Transactions regarding any Antitrust Laws, (4) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Body with respect to the Merger and the Contemplated Transactions; provided, however, that such material may be redacted as necessary (i) to comply with contractual arrangements, (ii) to address good faith legal privilege or confidentiality concerns and (iii) to comply with applicable Law, before being provided to Parent or Company (or any of their Affiliates), respectively, and (5) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Body.

(b)    Prior to the Acceptance Time, each party shall use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance, or consummation of the Contemplated Transactions; provided, that, in no event will the Company or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Contract.

(c)     Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Parent or any of its Affiliates or Subsidiaries to (i) sell, license or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests or rights in any assets or businesses, of Parent or any of its Affiliates or of the Company (or any of its Subsidiaries) or the Surviving Corporation (or to consent to any sale, or Contract to sell, by Parent, the Company, the Surviving Corporation or any of their respective Affiliates of any assets or businesses, or any interests or rights in any assets or businesses), or any change in or restriction on the operation by Parent or any of its Affiliates of any assets or businesses (including any assets or businesses of the Surviving Corporation), (ii) enter into any Contract or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the Merger, (iii) modify any of the terms of this Agreement or the Merger or the other transactions contemplated by this Agreement, or (iv) initiate or participate in any Action with respect to any such matters (any action in clauses (i) through (iv), a “Non-Required Remedy”).

Section 6.7.     Public Announcements. The Company shall not, and shall cause its Subsidiaries to not, and Parent shall not, and shall cause each of its Subsidiaries to not, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any foreign Antitrust Laws in connection with the Contemplated Transactions) or any rule or regulation of Nasdaq, the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of this Section 6.7 do not apply to communications by the Company in connection with an Acquisition Proposal or a Change of Board Recommendation made in compliance with Section 6.3 or any communication by Parent or Purchaser in response to any such communication by the Company. Each party hereto may make any press release or announcement to the extent that such press releases or announcements are consistent with previous press release or announce made in compliance with this Section 6.7. Each of the parties hereto agrees that, promptly following execution of this Agreement, (a) the Company and Parent shall issue an initial joint press release with respect to the Contemplated Transactions, in a form mutually agreed to by the Company and Parent, (b) the Company shall (i) file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching such initial press release and (c) Parent and Purchaser shall file a pre-commencement communication on Schedule TO with the SEC attaching such initial press release.

Section 6.8.     Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company or its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company or its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement; or (c) approval of, amendment to, or adoption of any Company Plan.

Section 6.9.     Conduct of Parent and Purchaser.

(a)     Parent shall not, and shall cause each of its Subsidiaries to not, directly or indirectly, acquire or enter into a Contract to acquire, any assets, business or any Person that controls one or more products, marketed or in development, for treatment of pulmonary hypertension or that would reasonably be expected to compete, or if commercialized would reasonably be expected to compete, with one or more Key Products, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other transaction structure, if the entering into a Contract for the consummation of such transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially impair the likelihood of, obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other Contemplated Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Antitrust Law or (ii) cause any Governmental Body to enter, or materially hinder the removal or successful challenge of, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Contemplated Transactions.

(b)    Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Purchaser in accordance with applicable Law and the certificate of incorporation and bylaws of Purchaser.

Section 6.10.   No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11.   Operations of Purchaser. Prior to the Effective Time, Purchaser shall not engage in any other business activities (other than those incident to Purchaser’s formation) and shall not incur any liabilities or obligations other than as contemplated herein.

Section 6.12.   Ownership of Company Securities. Prior to the Acceptance Time, Parent shall not, and shall cause each of its Subsidiaries to not, acquire (directly or indirectly, beneficially or of record) any Company Common Stock, or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock. None of Parent, Purchaser, or their respective Affiliates shall hold any rights to acquire any Company Common Stock except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 6.12 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Purchaser, or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Parent, Purchaser, or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 6.13.   Stockholder Litigation. The Company shall promptly notify Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the Contemplated Transactions (“Stockholder Litigation”). Parent shall have the right to participate in the defense of any such Stockholder Litigation, the Company shall consult with Parent regarding the defense of any such Stockholder Litigation and give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Stockholder Litigation (and shall give due consideration to Parent’s comments and other advice with respect to such Stockholder Litigation) and the Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned, unless (a) such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (b) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but in each case only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates.

Section 6.14.   Notification of Certain Matters; Other Actions.

(a)     During the Pre-Closing Period, each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall give prompt notice to the other of it having obtained knowledge of (i) any event, condition, change, occurrence or development of a state of facts that would reasonably be expected to cause the failure of any of the Offer Conditions or any of the conditions set forth in Article VII or (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; provided that the delivery of notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to any party.

(b)    During the Pre-Closing Period, subject to applicable Law, the Company shall (i) provide Parent with reasonable notice of any meetings or scheduled conference calls, in each case, that are substantive or likely to be substantive, that the Company or any of its Subsidiaries has with any Governmental Body with jurisdiction over the research, development, commercialization, manufacture, marketing or exploitation of any Key Product or any advisory committee thereof, (ii) promptly notify Parent of any substantive notice or other substantive communication to the Company or its Subsidiaries from any such Governmental Body or any advisory committee thereof with respect to any Key Product and (iii) promptly furnish Parent with all substantive correspondence, filings and written communications to be sent or received by the Company, its Subsidiaries and their respective Representatives to or from, as the case may be, any such Governmental Body, any advisory committee thereof or its staff. Prior to attending any such meeting, videoconference or call, or responding to or making any such communication with respect to any of the foregoing, the Company shall, and shall, as necessary, cause its Representatives to, consult with Parent and consider in good faith the views and comments of Parent in connection with, and reasonably in advance of, any such meeting, videoconference, call, response or communication. Notwithstanding the foregoing, the Company’s obligations set forth in this clause (b) shall only apply to Reblozyl to the extent that the Company receives reasonable notice of such meeting, conference call, communication or correspondence from its Collaboration Partner.

Section 6.15.   Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten (10) days after the Closing Date.

Section 6.16.   Tax Matters.

(a)     The Company and its Subsidiaries shall (i) timely file all Tax Returns required to be filed on or prior to the Closing Date (taking into account any valid extensions of time to file such Tax Returns obtained in the ordinary course of business) in a manner consistent with past practice (except with Parent’s written consent or to the extent otherwise required by applicable Law or as otherwise required pursuant to this Agreement) and pay any Tax shown due thereon and (ii) shall maintain their respective books and records in a manner consistent with past practice.

(b)    The Company shall, at the request of Parent, reasonably cooperate with Parent and its Affiliates and provide Parent and its Affiliates with any information that Parent and its Affiliates may reasonably request regarding any Tax matter pertinent to the Company or any of its Subsidiaries, including any Tax election that Parent may cause the Company or any of its Subsidiaries to make after the Closing.

Section 6.17.   Takeover Statutes. If any Takeover Statute becomes applicable to the Contemplated Transactions, then each of the Company, Parent, Purchaser, and their respective Boards of Directors shall grant such approvals and take such reasonable actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

Section 6.18.   Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Purchaser, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article VII
CONDITIONS OF MERGER

Section 7.1.     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)     No Law, order, injunction, directive, decision or decree will have been enacted, entered, issued, promulgated, agreed to by the parties prior to the consummation of the Offer, or enforced (and still be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger.

(b)    Purchaser shall have irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.     Termination by Mutual Agreement. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company.

Section 8.2.     Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by Parent or the Company if:

(a)     any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate pursuant to this Section 8.2(a) shall not be available to any party if the issuance of such order, decree, ruling, or other action was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(b)    the Acceptance Time has not occurred on or prior to February 28, 2022 (the “Outside Date”); provided, however, that at any time in the five (5) Business Days prior to the Outside Date, if as of such time any of the Offer Conditions set forth in Paragraphs 1(b), 1(c) or 1(d) of Annex I (with respect to Paragraphs 1(c) and 1(d), solely to the extent that such restraint or Action arises under the HSR Act or any Antitrust Law listed on Annex IV) to this Agreement (Regulatory) are not satisfied, then Parent may (in its sole discretion) extend the Outside Date until July 15, 2022 upon written notice thereof to the Company (and such date will then be the Outside Date); provided, however, that the right to terminate pursuant to this Section 8.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure of the Acceptance Time to have occurred on or prior to the Outside Date, including Section 6.6; or

(c)     the Offer has expired (and not been extended in compliance with this Agreement in the case of a termination by Purchaser) or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer, in compliance with this Agreement in the case of a termination by Purchaser; provided, however, that the right to terminate pursuant to this Section 8.2(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure of acceptance for purchase of the Shares pursuant to the Offer and shall not be available if the terminating party can then also terminate pursuant to Section 8.2(b).

Section 8.3.     Termination by the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by the Company if:

(a)     (i) Purchaser fails to timely commence the Offer in violation of Section 1.1 hereof, (ii) Purchaser, in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (iii) if Parent is not entitled to terminate this Agreement pursuant to Section 8.4(a), there has been a breach of any covenant or agreement made by Parent or Purchaser in this Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within the earlier of the Outside Date and the date that is thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(b)    The Company Board or any committee thereof effects a Change of Board Recommendation in respect of a Superior Proposal in accordance with Section 6.3(e)(i); provided, that, (i) such Superior Proposal, or any Acquisition Proposal that was a precursor thereto, shall not have resulted from a material breach of Section 6.3, (ii) after the Company and Company Board satisfy all of the requirements set forth in Section 6.3(e)(i), the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement in respect of such Superior Proposal and (iii) the Company shall pay the Termination Fee due pursuant, and in accordance with, to Section 8.5(b), and shall have entered into such Alternative Acquisition Agreement, concurrently with the termination of this Agreement pursuant to Section 8.3(b).

Section 8.4.     Termination by Parent. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by Parent if:

(a)     The Company is not entitled to terminate this Agreement pursuant to Section 8.3(a), there has been a breach of any covenant or agreement made by the Company in this Agreement such that the Offer Condition set forth in clause 2(a)(i) in Annex I would not be satisfied, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement such that the Offer Condition set in clause 2(a)(ii) of Annex I would not be satisfied, and such breach or inaccuracy is not capable of being cured within the earlier of the Outside Date and the date that is thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(b)     The Company Board or any committee thereof effects a Change of Board Recommendation or the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement.

Section 8.5.     Effect of Termination.

(a)     In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than Section 1.1(d), the last sentence of Section 1.3, Section 6.2(b), Article VIII and Article IX, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that except in a circumstance where the Termination Fee is paid pursuant to Section 8.5(b) or where the Reverse Termination Fee is paid pursuant to Section 8.5(c), no such termination will relieve any Person of any liability for damages arising out of resulting from (i) any common law fraud or (ii) any material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”), including with respect to the making of a representation set forth herein. Parent shall cause the Offer to be terminated immediately after any termination of this Agreement.

(b)          In the event that:

(i)            this Agreement is terminated by the Company pursuant to Section 8.3(b);

(ii)           this Agreement is terminated by Parent pursuant to Section 8.4(b); or

(iii)          (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b), Section 8.2(c) or by Parent pursuant to Section 8.4(a) in respect of (x) an Intentional Breach of this Agreement by the Company after receipt of the Acquisition Proposal referenced in clause (B), (y) a curable breach of this Agreement that occurs prior to the receipt of the Acquisition Proposal referenced in clause (B) that the Company intentionally fails to cure or (z) an Intentional Breach of Section 6.3 at any time, (B) any Person has made an Acquisition Proposal to the Company (in the case of a termination pursuant to Section 8.4(a)) or has publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.2(b) or Section 8.2(c)) (unless withdrawn (in the case of any publicly disclosed Acquisition Proposal, publicly withdrawn) prior to such termination), (C) in the case of a termination pursuant to Section 8.2(b) or Section 8.2(c), the conditions described in Paragraphs 1(b), 1(c) and 1(d) of Annex I (with respect to Paragraphs 1(c) and 1(d), solely to the extent such restraint or Action arises under the HSR Act or any Antitrust Law) have been satisfied or waived at the time of termination, and (D) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided, that, for purposes of clause (D) of this Section 8.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%” and clause (c) of such definition shall be disregarded);

then, in any such case, the Company shall pay Parent a termination fee of $345 million (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 8.5(b), will be paid concurrently with, and as a condition of, such termination, (2) pursuant to clause (ii) of this Section 8.5(b), will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 8.5(b), will be paid to Parent concurrently with the execution of the Alternative Acquisition Agreement referenced therein or, if no Alternative Acquisition Agreement is entered into, upon consummation of the Acquisition Proposal referenced therein. The Company will not be required to pay the Termination Fee pursuant to this Section 8.5(b) more than once. If paid, Parent’s receipt of the Termination Fee is the sole and exclusive remedy of Parent and Purchaser in respect of this Agreement.

(c)     In the event that (i) (A) the Company terminates this Agreement pursuant to Section 8.2(a) or Section 8.2(b), (B) Parent terminates this Agreement pursuant to Section 8.2(a) at a time when the Agreement is terminable by the Company pursuant to Section 8.2(a) or (C) Parent terminates this Agreement pursuant to Section 8.2(b) at a time when the Agreement is terminable by the Company pursuant to Section 8.2(b), (ii) all of the conditions set forth in Annex I have been satisfied (or, if any such conditions are by their nature to be satisfied at the Expiration Date, satisfied as if the Expiration Date had occurred on such date of termination) or waived other than the conditions set forth in Paragraphs 1(a), 1(b), 1(c), 1(d) and 2(b) of Annex I (with respect to Paragraphs 1(c) and 1(d), solely to the extent that such restraint or Action arises under the HSR Act or any Antitrust Law) and (iii) any of the conditions set forth in Paragraphs 1(b), 1(c) or 1(d) of Annex I (with respect to Paragraphs 1(c) and 1(d), solely to the extent that such restraint or Action arises under the HSR Act or any Antitrust Law) have not been satisfied or waived, then Parent shall pay or cause to be paid to the Company the Reverse Termination Fee no later than two (2) Business Days after such termination in the event of a termination by the Company and as a condition to termination in the event of a termination by Parent by wire transfer of immediately available funds to the account or accounts designated by the Company. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.5(c) more than once. If paid, the Company’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of the Company in respect of this Agreement. “Reverse Termination Fee” means (i) $650 million if Parent does not deliver the written notice to extend the Outside Date referred to in Section 8.2(b) and (ii) $750 million if Parent does deliver the written notice to extend the Outside Date referred to in Section 8.2(b).

(d)    Each of the Company and Parent acknowledges that the agreements contained in Section 8.5(b) and Section 8.5(c) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent, Purchaser and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent, as applicable fail to promptly pay the fees contained Section 8.5(b) or Section 8.5(c), as applicable, when due, and in order to obtain such payment, Parent or Purchaser or the Company, as applicable, commences suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or against Parent for the amount set forth in Section 8.5(c), then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 8.6.     Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 8.7.     Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Acceptance Time. At any time prior to the Acceptance Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Parent or Purchaser with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Article IX
GENERAL PROVISIONS

Section 9.1.     Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2.     Notices. Except as required by Section 6.1(c), all notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)            if to Parent or Purchaser:

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, NJ 08889-0100

Attention:     Office of Secretary

Email:           office.secretary@merck.com

with a copy (which will not constitute notice) to:

Merck Sharp & Dohme Corp.

2000 Galloping Hill Road

P.O. Box 539

Mailstop K-1-4161

Kenilworth, NJ 07033-1310

Attention:     Senior Vice President, Business Development

with an additional copy (which will not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention:     Catherine Dargan

Michael Riella

Email:           cdargan@cov.com

mriella@cov.com

(ii)            if to the Company:

Acceleron Pharma Inc.

128 Sidney Street

Cambridge, MA 02139

Attention:     Adam M. Veness, Esq., Senior Vice President, General Counsel and Secretary

Email:           notice@xlrn.com

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02110

Attention:     Christopher D. Comeau

Marc Rubenstein

Email:           christopher.comeau@ropesgray.com

marc.rubenstein@ropesgray.com

Section 9.3.     Certain Definitions. For purposes of this Agreement the term:

“Acceptance Time” has the meaning set forth in Section 1.1(b)(ii).

“Acquisition Proposal” means any offer or proposal made or renewed by a Person or group (other than Parent or Purchaser) relating to any transaction or series of related transactions involving (a) any acquisition, directly or indirectly, by any Person or group of beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company, (b) any merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, joint venture, license, collaboration, research and development or other similar transaction, involving assets or businesses that constitute or represent twenty percent (20%) or more of the consolidated revenue or consolidated assets of the Company and its Subsidiaries, taken as a whole, (c) any sale or license by the Company or any of its Subsidiaries of (other than any non-exclusive and non-material license granted by the Company or any of its Subsidiaries in the ordinary course of business), or joint venture, partnership, collaboration or monetization transaction involving the Company or any of its Subsidiaries with respect to, sotatercept or Reblozyl, or (d) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes twenty percent (20%) or more of the consolidated revenue, or consolidated assets of the Company and its Subsidiaries, taken as a whole, in each case clauses (a) – (d), other than the Offer and the Merger.

“Action” means cause of action, audit, examination, mediation, action, suit, mediation, arbitration, mediations, proceeding, investigation, inquiry or other legal proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“Anti-Corruption Laws” has the meaning set forth in Section 4.20(l)(i).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition.

“Book-Entry Share” has the meaning set forth Section 3.4(c).

“Business Day” has the meaning set forth in Section 1.1(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)).

“Certificate” has the meaning set forth in Section 3.4(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Board Recommendation” means (a) the withdrawal (or modification or qualification in a manner adverse to Parent or Purchaser) of, or failure to include in the Schedule 14D-9, the Company Board Recommendation, (b) the Company Board or a committee thereof adopting, approving, recommending, submitting to the holders of Shares or declaring advisable or recommending (or publicly proposing to adopt, approve, recommend, submit to the holders of Shares or declare advisable, or making any recommendation other than a rejection of) any Acquisition Proposal, (c) the failure by the Company, within eight (8) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (d) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within eight (8) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that, Parent may deliver only two (2) such requests with respect to any such Acquisition Proposal or (x) any amendment to the financial terms of such Acquisition Proposal or (y) any material amendment to the non-financial terms of such Acquisition Proposal.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collaboration Partners” means any of the Company’s or any of its Subsidiaries’ licensees or licensors or any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any Product.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” has the meaning set forth in Section 3.2(b).

“Company Equity Plans” means the Company’s 2003 Stock Option and Restricted Stock Plan and the Company’s 2013 Equity Incentive Plan, and any other equity plans, agreements or arrangements of the Company or any of its Subsidiaries, other than the Company ESPP.

“Company ESPP” has the meaning set forth in Section 3.2(a).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the Contemplated Transactions on or before the Outside Date; provided, however, that, for purposes of clause (x), any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement, or pendency of this Agreement or the Contemplated Transactions (it being understood and agreed that this clause (b) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions or the performance of obligations hereunder); (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism; (e) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, or other natural disaster; (f) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (all of the foregoing, “COVID-19 Measures”); (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, after the date of this Agreement; (h) any regulatory, preclinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments with respect to any product of Parent or any of its Subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); (i) action taken that is expressly required by, or the omission of any action that is expressly prohibited by, this Agreement, or any action taken or omitted to be taken by the Company at the request of Parent or Purchaser; (j) the initiation or settlement of any legal proceedings commenced by or involving any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions; or (k) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement, provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause, in each case with respect to clauses (a), (d), (e), (f) and (g), except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Permits” has the meaning set forth in Section 4.20(a).

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual independent contractor or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has, or would reasonably be expected to have, any Liability; provided, however, that Company Plan will not include any Plan that is sponsored or maintained by a Governmental Body. For clarity, “Company Plans” includes “Company Equity Plans” and “Company ESPP”.

“Company Preferred Stock” has the meaning set forth in Section 4.3.

“Company PSU” means a performance stock unit granted under a Company Equity Plan.

“Company Real Property” has the meaning set forth in Section 4.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“Company RSU” means a restricted stock unit granted that is subject to vesting conditions based solely on continued employment or service granted under a Company Equity Plan.

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Stock Option” has the meaning set forth in Section 3.2(b).

“Company 401(k) Plan” has meaning set forth in Section 6.4(d).

“Compensation Action” has the meaning set forth in Section 6.8.

“Confidentiality Agreement” has the meaning set forth in Section 1.3.

“Confidential Information” has the meaning set forth in Section 6.2(b).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Contractor” means each natural person who serves as an independent contractor, consultant, or other non-employee service provider of the Company or any of its Subsidiaries.

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” has the meaning set forth in this Section 9.3.

“Current Employees” has the meaning set forth in Section 6.4(a).

“Current Purchase Period” has the meaning set forth in Section 3.2(g).

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 6.3(e)(i), Section 6.3(e)(ii) or Section 6.3(e)(iii), which (a) in respect of a Superior Proposal, specifies the material terms and conditions of the Superior Proposal and (b) in respect of an Intervening Event, includes a reasonably detailed description of the Intervening Event.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Early ESPP Exercise Date” has the meaning set forth in Section 3.2(g).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means all Laws concerning pollution or protection of the environment or natural resources or human health (in regards to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 1.1(a).

“Exclusive Intellectual Property” means all Intellectual Property licensed exclusively to the Company or any of its Subsidiaries.

“Expiration Date” has the meaning set for in Section 1.1(a).

“FDA” has the meaning set forth in Section 4.20(a).

“FDCA” has the meaning set forth in Section 4.20(a).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Good Clinical Practices” means the applicable requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, protection of human subjects, financial disclosure by clinical investigators, and institutional review boards, including as promulgated by the FDA at 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA, as well as the International Conference on Harmonization Guideline E6(R2) Good Clinical Practice, or any comparable applicable Laws outside the United States.

“Good Laboratory Practices” means the FDA’s standards for conducting non−clinical laboratory studies contained in 21 C.F.R. Part 58 or any comparable applicable Laws outside the United States.

“Good Manufacturing Practices” means the current good manufacturing practices for drugs, finished pharmaceutical products and biological products contained in (a) 21 C.F.R. Parts 210, 211, 601, and 610, (b) 21 U.S.C. § 351, or (c) any other requirements of an applicable Governmental Body in each jurisdiction where any of the Company, its Subsidiaries and a third party acting on the Company or any of its Subsidiaries’ behalf, is undertaking or has undertaken a clinical trial or manufacturing activities as of or prior to the Closing Date, as in effect at the time of manufacture.

“Government Contract” means any prime contract, subcontract, blanket purchase agreement, basic ordering agreement, pricing agreement, letter contract, other transaction agreement, task order, delivery order, purchase order or any other Contract, between the Company or any of its Subsidiaries on the one hand, and (a) any Governmental Body, (b) any prime contractor of a Governmental Body in its capacity as a prime contractor or (c) subcontractor with respect to any contract of a type described in clauses (a) and (b) above, on the other hand.

“Government Official” means (a) any employee of any Governmental Body, (b) any employee of any commercial enterprise that is owned or controlled by a Governmental Body, including any state-owned or controlled university or medical facility, (c) any employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (d) any Person acting as the director of or in an official capacity for any Governmental Body, enterprise, or organization identified above, or (e) any official of a political party or candidate for political office.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental, quasi-governmental or regulatory authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means (a) any petroleum products or byproducts, radioactive materials, friable asbestos or other similarly hazardous substances or (b) any waste, material or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or terms of similar import under any Environmental Law, or that could give rise to Liability under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s or any of its Subsidiaries’ businesses, as applicable, as of the date of this Agreement, (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (e) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), TRICARE (10 U.S.C. Section 1071 et seq.) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs and (g) the FDCA and all statutes, rules or regulations of applicable governmental authorities applicable to the ownership, testing, research, development, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products, including current good manufacturing practices requirements.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services and (d) any federal, state and local laws regulating the privacy and/or security of individually identifiable information, in each case, as the same may be amended, modified or supplemented from time to time.

“HSR Act” has the meaning set forth in Section 4.6.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business and other than payments due under license agreements), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under Finance Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 6.5(b).

“Initial Expiration Date” has the meaning set forth in Section 1.1(a).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights, (E) domain names, URLs and other internet addresses, and (F) all other intellectual property rights, whether registered or unregistered, in each case (A)-(F), in any jurisdiction worldwide.

“Intentional Breach” has the meaning set forth in Section 8.5(a).

“Intervening Event” means a material change, effect, event, circumstance, occurrence, or other matter that arises or occurs after the date of this Agreement and that was not known or reasonably foreseeable to the Company Board or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time, other than any (a) changes, in and of itself, in the market price or trading volume of the Shares, (b) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings or (c) developments or changes resulting from the COVID-19 or any COVID-19 Measures; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“IP Contracts” means all Contracts (a) that relate to a Key Product and under which the Company or any its Subsidiaries has obtained from or granted to or assigned to any third party any license, sublicense, covenant not to sue, right of first refusal, right of first negotiation, right of first offer, option, co-existence agreement, settlement agreement or other right, title or interest in or to (including any right to enforce, defend or control the prosecution of) or (b) under which the Company or its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property, except for (i) Off-the-Shelf Software, (ii) non-material and non-exclusive licenses granted by the Company or any of its Subsidiaries to advertising agencies, vendors, academic institutions and other similar contractors in the ordinary course of business, and (iii) non-material agreements in which any grant of rights to the Company or any of its Subsidiaries to use Intellectual Property is non-exclusive and incidental to and not material to performance under the agreement.

“Key Products” means sotatercept, Reblozyl and ACE-1334.

“Knowledge” of Parent or the Company, as applicable means the actual knowledge of the individuals set forth on Schedule 9.3 after making reasonable inquiry of all employees of the Company reasonably likely to have knowledge of the matter and who have been informed by or on behalf of the Company of the Contemplated Transactions.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes, but is not limited to, the PHSA, Healthcare Laws, Privacy Laws and Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, license, sublicense, encumbrance, restriction, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“made available to Parent” means that such information, document or material was: (a) publicly available and filed as an exhibit to a Company SEC Document available on the SEC EDGAR database after December 31, 2020 and at least three (3) days prior to the date of this Agreement, (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least two (2) Business Days prior to the date of this Agreement, or (c) made available for review by Parent or Parent’s Representatives at least twenty-four (24) hours prior to the execution and delivery of this Agreement in the electronic data room hosted by Datasite and maintained by the Company in connection with the Contemplated Transactions.

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Minimum Tender Condition” has the meaning set forth in Annex I(1)(a).

“Nasdaq” has the meaning set forth in Section 1.1(b)(ii).

“Non-Required Remedy” has the meaning set forth in Section 6.6(c).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any change in the financial terms or any other material change of the terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, the Notice Period will extend until 5:00 p.m. Eastern Time on the third (3rd) Business Day after delivery of such revised Determination Notice.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(b).

“Offer Price” has the meaning set forth in Recitals.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of the Company, Parent or any of their Subsidiaries, as applicable, (c) that is used for business infrastructure or other internal purposes and (d) was licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year.

“Outside Date” has the meaning set forth in Section 8.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purportedly owned (exclusively or jointly) by the Company or its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Patents” means (a) issued patents (including utility and design patents), (b) patent applications, including any provisionals, non-provisionals, international applications, and national and regional phase applications, (c) continuations, continuations-in-part, divisionals, designations, validations, extensions, recordations, registrations, and re-registrations of any of the foregoing, (d) reissues, reexaminations, supplemental examinations, and substitutions of any of the foregoing, and (e) term restorations, term extensions, supplementary protection certificates and renewals pertaining to any of the foregoing.

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent and that are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property which are not violated by the current use and operation of the leased Company Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens and liens securing rental payments under Finance Leases and (g) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means data and information concerning an identifiable natural person.

“PHSA” has the meaning set forth in Section 4.20(a).

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program, policy or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, vacation, paid time off, leave of absence, employee assistance, tuition assistance or other fringe benefit plan, program, policy or agreement.

“PPP Loan” means (a) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (b) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (a).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Privacy Laws” mean foreign or domestic Laws relating to privacy and/or data security of Personal Information, including HIPAA.

“Privacy Policies” has the meaning set forth in Section 4.20(m).

“Products” means (a) sotatercept, Reblozyl and ACE-1334, (b) any other product that the Company or any of its Subsidiaries has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and (c) any other products currently under preclinical or clinical development by the Company or any of its Subsidiaries.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to consummate the Contemplated Transactions on or before the Outside Date.

“Reference Date” means January 1, 2019.

“Representative” means the directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Reverse Termination Fee” has the meaning set forth in Section 8.5(c).

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Product in any jurisdiction.

“Sarbanes-Oxley” has the meaning set forth in Section 4.10(d).

“Schedule 14D-9” has the meaning set forth in Section 1.2(a)

“Schedule TO” has the meaning set forth in Section 1.1(b).

“SEC” has the meaning set forth in Section 1.1(a).

“Securities Act” means the Securities Act of 1933.

“Share” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Stockholder List Date” has the meaning set forth in Section 1.3.

“Stockholder Litigation” has the meaning set forth in Section 6.13.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a bona fide (as reasonably determined in good faith by the Company Board) Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) made to the Company after the date of this Agreement that the Company Board or a committee thereof has determined in good faith, after consultation with outside legal counsel and financial advisors, (a) is superior to the holders of Shares from a financial point of view to the Contemplated Transactions (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.3(e)) and (b) superior from an overall point of view to the Contemplated Transactions (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.3(e)), taking into account all legal, financial and regulatory terms, the likelihood of consummation, and all other aspects of such Acquisition Proposal and the Person making the Acquisition Proposal (including any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such third party to consummate the Acquisition Proposal).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. taxes, levies, imposts, duties, or other like assessments, charges or fees (including estimated taxes, charges and fees), including taxes based upon, measured by, or determined with reference to gross or net income, gross receipts, base erosion anti-abuse, diverted profits, digital services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value-added, goods and services, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto and any penalties imposed for any failure to timely, correctly or completely file any Tax Return.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is pursuant to an ordinary-course commercial Contract the primary purpose of which does not relate to Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Termination Fee” has the meaning set forth in Section 8.5(b).

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, taglines, trade dress and any other indicia or identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, know-how, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies.

“Transfer Taxes” means and sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes.

“Treasury Regulations” means the Treasury Regulations under the Code.

“WARN” has the meaning set forth in Section 4.19(c).

Section 9.4.      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 9.5.      Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent or Purchaser may assign, in whole or in part, (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person; provided, that, in the case of either (a) or (b), such assignment shall not relieve Parent or Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 9.6.      Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for (a) the rights of the holders of Shares to receive the Offer Price after the Acceptance Time and the Merger Consideration after the Effective Time, and the holders of Company Stock Options and Company Equity Awards to receive the consideration described in Section 3.2 and (b) as provided in Section 6.5 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 9.7.      Governing Law. This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Contemplated Transactions shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.8.      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9.      Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.10.      Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 9.11.      Jurisdiction; Waiver of Jury Trial.

(a)            Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, the Offer, or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Offer, or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.      Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.11(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.13.      Specific Performance.

(a)            The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)            Notwithstanding the parties’ rights to specific performance pursuant to Section 9.13(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Section 9.14.      Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.15.      Interpretation. When reference is made in this Agreement to a Section, Article or Annex such reference will be to a Section, Article or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on the Company Disclosure Letter, all such amendments, modifications or supplements must also be listed in the appropriate section of the Company Disclosure Letter, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERCK SHARP & DOHME CORP.

By:	/s/ Robert M. Davis
Name:	Robert M. Davis
Title:	Chief Executive Officer and President, Merck & Co., Inc. Authorized Signatory, Merck Sharp & Dohme Corp.

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASTROS MERGER SUB, INC.

By:	/s/ Rita Karachun
Name:	Rita Karachun
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCELERON PHARMA INC.

By:	/s/ Habib Dable
Name:	Habib Dable
Title:	Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement.

1.            Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer, unless, immediately prior to the then applicable Expiration Date:

(a)            there have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the Expiration Date, that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly owned Subsidiaries), represents at least a majority of the Shares outstanding as of the consummation of the Offer (such condition in this Paragraph 1(a) being, the “Minimum Tender Condition”);

(b)            any applicable waiting period under the HSR Act (and any extension thereof, including under any agreement between a party and a Governmental Body agreeing not to consummate the Offer or Merger prior to a certain date entered into in compliance with this Agreement) in respect of the Contemplated Transactions has expired or been terminated and any applicable approval under the Antitrust Laws listed on Annex IV of the Agreement in respect of the Contemplated Transactions has been received;

(c)            no order, injunction, decision, directive or decree issued by any Governmental Body of competent jurisdiction preventing the consummation of the Offer or the Merger will be in effect, and no Law, order, injunction, decision, directive or decree will have been enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Offer or the Merger; and

(d)            there shall not be instituted or pending any Action by any Governmental Body seeking any Non-Required Remedy.

2.            Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, additionally, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

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(a)            (i) the Company has breached or failed to comply in any material respect with any of its obligations, agreements or covenants to be performed or complied with by it under the Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, and such breach or failure to comply has not been waived in writing by Parent or Purchaser, (ii) any of the representations and warranties of the Company contained in the Agreement (other than the representations and warranties set forth in the first sentence of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3(a) – (c) (Capital Stock), Section 4.5(a) (No Breach), the first sentence of Section 4.9 (Absence of Certain Developments), Section 4.23 (No Rights Agreement; Takeover Provisions) and Section 4.25 (Opinion)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “in all material respects,” “in any material respect,” “material” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties set forth in the first sentence of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.5(a) (No Breach), Section 4.23 (No Rights Agreement; Takeover Provisions) or Section 4.25 (Opinion) are not true and correct in all material respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, in all material respects, as of such earlier date), (iv) the representations and warranties set forth in Section 4.3 (Capital Stock) are not true and correct in all respects, except for de minimis inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date), or (v) any representations and warranties set forth in the first sentence of Section 4.9 (Absence of Certain Developments) are not true and correct in all respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, in all respects, as of such earlier date);

(b)            the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Paragraphs 2(a) and 2(c) have been satisfied as of the Expiration Date;

(c)            since the date of the Agreement, there has occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect; or

(d)            the Agreement has been terminated pursuant to its terms.

The conditions set forth in Paragraph 2 of this Annex I are for the benefit of Parent and Purchaser and (except for the conditions set forth in clauses 1(a) and 2(d)) may be waived by Parent or Purchaser in whole or in part at any time or from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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Annex II

CERTIFICATE OF INCORPORATION

OF

Acceleron Pharma Inc.

FIRST:                   The name of the corporation is Acceleron Pharma Inc. (hereinafter,

the “Corporation”).

SECOND:               The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH:              The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH:                   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH:                   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

SEVENTH:             To the fullest extent that the DGCL or any other applicable law permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article Eighth shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHTH:                The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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Annex III

BYLAWS

OF

Acceleron Pharma Inc.

Article I STOCKHOLDERS

Section 1.              Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (the “Board of Directors”) of Acceleron Pharma Inc. (the “Corporation”) shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2.               Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3.               Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

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Section 4.               Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 5.              Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.               Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7.                   Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile, email or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8.                   Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 9.               Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

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Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile, email or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing.

Article II BOARD OF DIRECTORS

Section 1.              General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 2.               Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, provided that the size of the initial Board of Directors shall be equal to the number of directors elected by the Incorporator of the Corporation. Each director shall be elected for a term of the earlier of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 3.               Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

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Section 4.               Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.               Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by facsimile, email or other electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.               Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.               Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.               Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.               Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

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Section 10.            Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 11.             Resignation.

Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 12.             Removal.

Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

Article III COMMITTEES

Section 1.               Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.               Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Article IV OFFICERS

Section 1.               Generally.

The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer, one or more vice presidents, and a secretary. The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.               President.

The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3.               Vice President.

Each vice president shall have such powers and duties as may be delegated to him or her by the Board of Directors or the president. One vice president shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.               Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 5.               Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

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Section 6.              Delegation of Authority.

In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 7.               Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 8.              Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article V STOCK

Section 1.               Certificates of Stock.

Shares of stock of the Corporation may, but need not be, represented by certificates. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation, including the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2.               Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

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Section 3.               Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4.              Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.              Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

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Article VI NOTICES

Section 1.               Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2.               Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

Article VII MISCELLANEOUS

Section 1.               Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.               Books and Records.

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 3.               Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

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Section 4.               Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 5.               Fiscal Year.

The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Section 6.              Checks, Notes, Drafts, Etc.

All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.               Dividends.

Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation

Section 8.               Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 9.               Conflict with Applicable Law or Certificate of Incorporation.

These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation

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Article VIII INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.               Right to Indemnification.

The Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Section 1 of ARTICLE VIII.

Section 2.               Right to Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in defending any proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this ARTICLE VIII or otherwise.

Section 3.               Claims.

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this ARTICLE VIII is not paid in full within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4.              Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member, trustee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this ARTICLE VIII or the Delaware General Corporation Law.

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Section 5.               Non-Exclusivity of Rights.

The rights conferred on any Indemnitee by this ARTICLE VIII are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

Section 6.              Amounts Received from an Other Entity.

Subject to Section 7 of ARTICLE VIII, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

Section 7                Amendment or Repeal.

Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this ARTICLE VIII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

Section 8                Other Indemnification and Advancement of Expenses.

This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 9                Reliance.

Indemnitees who after the date of the adoption of this ARTICLE VIII become or remain an Indemnitee described in Section 1 of ARTICLE VIII will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this ARTICLE VIII in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII will apply to claims made against any Indemnitee described in Section 1 of Article VIII arising out of acts or omissions that occurred or occur either before or after the adoption of this ARTICLE VIII in respect of service as a director or officer of the corporation or other service described in Section 1 of ARTICLE VIII.

Section 10              Successful Defense.

In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the Delaware General Corporation Law. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Article IX AMENDMENTS

These Bylaws may be adopted, amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting. In the case of any such amendment or repeal of Article VIII or any section thereof, the amendment or repeal shall be subject to Article VIII, Section 7.

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Annex IV

ANTITRUST LAWS

1.	German Act Against Restraints of Competition 1998 (Gesetz gegen Wettbewerbsbeschränkungen)

2.	Austrian Cartel Act 2005 (Kartellgesetz) and Competition Act 2002 (Wettbewerbsgesetz)